UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Intervoice, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
INTRODUCTION AND VOTING PROCEDURES
IMPORTANT
VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
VOTING PROCEDURES AND TABULATION
EXECUTIVE OFFICERS
PROPOSAL 1. ELECTION OF DIRECTORS
COMPENSATION OF DIRECTORS
PROPOSAL 2. TO APPROVE OUR 2007 STOCK INCENTIVE PLAN
NOTICE OF POTENTIAL UNSOLICITED SHAREHOLDER PROPOSALS
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
OUTSTANDING EQUITY AWARDS AT END OF FISCAL YEAR 2007
AGREEMENTS WITH EXECUTIVE OFFICERS
CERTAIN TRANSACTIONS AND DIRECTOR INDEPENDENCE
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDITORS
FEES OF AUDITOR
SHAREHOLDER PROPOSALS AND OTHER MATTERS
APPENDIX A

PRELIMINARY COPY – SUBJECT TO COMPLETION
INTERVOICE, INC.
17811 WATERVIEW PARKWAY
DALLAS, TEXAS 75252

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JULY ___, 2007

To the Shareholders of INTERVOICE, INC.:
     The annual meeting of shareholders of Intervoice, Inc., a Texas corporation (the “Company”), will be held on ___, July ___, 2007, at ___, local time at the Intercontinental Hotel, 15201 Dallas Parkway, Dallas, Texas 75248 for the following purposes:
1.	To elect the Board of Directors for the ensuing year;

2.	To consider and vote upon a proposal to approve the Company’s 2007 Stock Incentive Plan; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.
     The Board of Directors has fixed May 30, 2007 as the record date to determine the shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such shareholders will be available for examination at our offices in Dallas, Texas, during ordinary business hours for a period of 10 days prior to the meeting.
     A record of the Company’s activities during the fiscal year ended February 28, 2007 and the financial statements for such fiscal year are contained in the accompanying 2007 Annual Report. The 2007 Annual Report does not form any part of the material for the solicitation of proxies.
     All shareholders are cordially invited to attend the meeting. SHAREHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE AND SIGN THE ACCOMPANYING WHITE PROXY CARD AND TO RETURN IT PROMPTLY IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED OR TO VOTE BY INTERNET OR TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE ACCOMPANYING WHITE PROXY CARD. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS NOT SIGN OR RETURN ANY BLUE OR OTHER PROXY CARD SENT TO THEM BY DAVID W. BRANDENBURG OR ANY MEMBER OF HIS GROUP AND DISPOSE OF ANY SUCH CARD THEY DO RECEIVE. If a shareholder who has returned a proxy attends the meeting in person, such shareholder may revoke the proxy and vote in person on all matters submitted at the meeting.
By order of the Board of Directors,
Robert E. Ritchey
President and Chief Executive Officer
Dallas, Texas
                               , 2007

INTERVOICE, INC.
17811 WATERVIEW PARKWAY
DALLAS, TEXAS 75252

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JULY ___, 2007

INTRODUCTION AND VOTING PROCEDURES
     The accompanying WHITE proxy card is solicited by and on behalf of our Board of Directors for use at the annual meeting of shareholders we will hold at the time and place and for the purposes set forth in the foregoing notice. The approximate date on which we will mail this proxy statement and the accompanying WHITE proxy card to our shareholders is ___, 2007.
     Shares represented by properly executed WHITE proxy cards will be voted at the meeting in accordance with the directions given. If no direction is indicated, we will vote such shares for the election of the Board’s nominees for director and for the proposal to approve our 2007 Stock Incentive Plan.
     Other than as described in “Notice of Potential Unsolicited Shareholder Proposal” below, the Board of Directors is not aware of any other matter to be presented for consideration at the meeting. If any other matter is properly presented for action at the meeting, the proxy holders represented by properly executed WHITE proxy cards will vote the proxies in accordance with their best judgment in such matters. Such proxy holders may also, in their discretion, vote such proxies to adjourn the meeting or to recess the meeting from time to time.
     Any shareholder who returns a proxy has the right to change or revoke the proxy at any time before the vote is taken at the meeting:
•	By delivering to our President and Chief Executive Officer, Robert E. Ritchey, at Intervoice, Inc., at 17811 Waterview Parkway, Dallas, Texas 75252 a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	By attending the meeting and voting in person (the shareholder’s attendance at the meeting will not, by itself, revoke the proxy – the shareholder must vote in person at the meeting to revoke a prior proxy);

•	By submitting a later-dated proxy card:

•	If the shareholder voted by telephone or the Internet, by voting at a later time by telephone or the Internet; or

•	If the shareholder has instructed a broker, bank or other nominee to vote the shareholder’s shares, by following the directions received from the broker, bank or other nominee to change those instructions.

IMPORTANT
     YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. THE COMPANY URGES YOU TO SIGN, DATE, AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY TO VOTE FOR THE ELECTION OF THE COMPANY’S DIRECTOR NOMINEES AND FOR PROPOSAL NO. 2 DESCRIBED HEREIN.
•	If your shares are registered in your own name, please sign and date the enclosed WHITE proxy card and return it to the Company in the enclosed postage-paid return envelope today.

•	If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the record date, only it can vote such shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute on your behalf the WHITE proxy card. The Company urges you to confirm your instructions in writing to the person responsible for your account and to provide a copy of such instructions to the Company, c/o Georgeson Inc., who is assisting in this solicitation, at the address and telephone numbers set forth below, so that we may be aware of all instructions and can attempt to ensure that such instructions are followed. In addition, if your shares are held in a bank or brokerage account, you may be able to vote by telephone or Internet. To determine if you are able to vote by telephone or Internet, please call Georgeson Inc. at (888) 605-7534. If you have any questions regarding your proxy, or need assistance in voting your shares, please call:
GEORGESON, INC.
17 State Street, 10th Floor
New York, NY 10004
Telephone: (888) 605-7534
Fax: (212) 440-9009
VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
     Only holders of record of Common Stock at the close of business on May 30, 2007, the record date for the meeting, are entitled to notice of and to vote at the meeting or any adjournment(s) thereof. The presence of a majority of the Common Stock outstanding on the record date is necessary to constitute a quorum. On the record date for the meeting, there were issued and outstanding 38,863,648 shares of Common Stock. At the meeting, each shareholder of record on the record date will be entitled to one vote for each share registered in such shareholder’s name on the record date. Our Articles of Incorporation deny cumulative voting rights. The following table sets forth certain summary information with respect to the only shareholders who are known to the Company to be the beneficial owners of more than five percent of the outstanding shares of Common Stock as of May 30, 2007.

Name and Address	Number of Shares
of Beneficial Owner	Beneficially Owned		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,051,724	(1)	10.43%

Master Value Opportunities Trust 800 Scudders Mill Road Plainsboro, NJ 08536	3,213,600	(2)	8.27%

Franklin Resources, Inc., Franklin Templeton Portfolio Advisors, Inc., Charles B. Johnson, and Rupert H. Johnson, Jr. One Franklin Parkway San Mateo, CA 94403-1906	2,305,913	(3)	5.93%

David W. Brandenburg Daniel D. Hammond Stuart Barab Wilson David "Bill" Fargo Timothy W. Harris Mark A. Weinzierl Michael J. Willner c/o David W. Brandenburg 401 North Point Road, No. 1002 Osprey, FL 34229	3,135,184	(4)	8.10%

(1)	A Schedule 13G/A dated April 30, 2007 was filed by BlackRock, Inc., on behalf of itself and its subsidiaries, disclosing that they may be deemed to beneficially own 4,051,724 shares of Common Stock. The Schedule 13G recites that BlackRock, Inc. has shared voting and dispositive power for all 4,051,724 shares.

(2)	A Schedule 13G/A dated April 30, 2007 was filed by Master Value Opportunities Trust, disclosing that they may be deemed to beneficially own 3,213,600 shares of Common Stock. The Schedule 13G recites that Master Value Opportunities Trust has shared voting and dispositive power for all 3,213,600 shares.

(3)	A Schedule 13G dated December 31, 2006 was filed by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Templeton Portfolio Advisers, Inc., disclosing that they may be deemed to beneficially own 2,305,913 shares of Common Stock. The Schedule 13G recites that Franklin Templeton Portfolio Advisors Inc. holds sole voting and dispositive power for all 2,305,913 shares.

(4)	A Schedule 14A dated June 1, 2007 was filed by David W. Brandenburg disclosing that he, along with Daniel D. Hammond, Stuart Barab, Wilson David “Bill” Fargo, Timothy W. Harris, Mark A. Weinzierl and Michael J. Willner, may be deemed to beneficially own an aggregate of 3,135,184 shares of our outstanding Common Stock as of February 28, 2007.
VOTING PROCEDURES AND TABULATION
     We will appoint one or more inspectors of election to act at the meeting and to make a written report of the results of the meeting. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspectors will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law. The inspectors will tabulate the number of votes cast for or withheld as to the vote on each nominee for director and for, against or abstained from the proposal to approve the Company’s 2007 Stock Incentive Plan.
     With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect on the voting on the election of directors, provided a quorum is present, because directors are elected by a plurality of the shares of Common Stock of the Company present in person or by proxy at the meeting and entitled to vote and voted thereat.
     The proposal to approve the Company’s 2007 Stock Incentive Plan must be approved by a majority of the shares of Common Stock present or represented and voting on the proposal at the meeting. If a shareholder marks a ballot or proxy card to abstain from voting on the proposal to approve the Company’s 2007 Stock Incentive Plan, it will have the same effect as a vote cast “AGAINST” the proposal.
     If we receive a signed WHITE proxy card with no indication of the manner in which to vote shares on a particular proposal, we will vote the shares in accordance with the recommendation of the Board of Directors for such proposal.
     Brokers who hold shares in street name for customers are required to vote as the beneficial owners instruct. A “broker non-vote” occurs when a broker does not have discretionary voting power with respect to a proposal and has not received instructions from the beneficial owner. Brokers are not permitted to vote on non-discretionary items if they have not received instructions from the beneficial owners. Brokers are permitted to indicate a “broker non-vote” on non-discretionary items absent instructions from the beneficial owner. Broker non-votes are treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present at the meeting. Broker non-votes relating to a proposal are not counted as votes cast with respect to that proposal.

EXECUTIVE OFFICERS
     Following is certain information regarding certain executive officers of the Company. Information regarding the only other executive officer of the Company, Robert E. Ritchey, President and Chief Executive Officer, is included under “Proposal 1. Election of Directors.”
     H. Don Brown, age 51, is Senior Vice President — Human Resources and Real Estate, a position he has held since February 2006. Mr. Brown was Executive Vice President — Human Resources from July 2002 through February 2006. Prior to that time, he held the position of Vice President of Human Resources from September 1995 until July 2002. From November 1994 to August 1995, Mr. Brown served as Director of Human Resources.
     Kenneth A. Goldberg, age 43, is Senior Vice President — Corporate Development and Strategy, a position he has held since February 28, 2007. Mr. Goldberg was Senior Vice President, Corporate Development and Marketing from August 2005 to February 28, 2007. Prior to joining the Company, Mr. Goldberg was Vice President of Business Development for BEA Systems, Inc., a publicly traded provider of application infrastructure software, from December 2004 to August 2005. He served BEA Systems, Inc. as Senior Director of Business Development from June 2001 to December 2004. Mr. Goldberg was Chief Executive Officer and President, as well as a founder of Cloud Pop, Inc., an e-commerce application service provider, from October 1999 to June 2001. Cloud Pop, Inc. filed Chapter 7 bankruptcy on December 11, 2002.
     Craig E. Holmes, age 49, has served as Executive Vice President and Chief Financial Officer since joining the Company in August 2003. He was appointed acting Principal Accounting Officer in May 2007. Prior to joining the Company, from September 2002 to July 2003 Mr. Holmes provided operational and financial consulting to a variety of companies. From August 2001 to June 2002 Mr. Holmes served as Executive Vice President and Chief Financial Officer of Masergy Communications, Inc., a network services and equipment provider. From July 1999 to June 2001 Mr. Holmes served as Chief Financial Officer of EpicRealm Inc., a software development and network services company. From September 1995 to June 1999 Mr. Holmes served as Executive Vice President and Chief Financial Officer of Excel Communications, Inc., a provider of telecommunications equipment and services.
     Dean C. Howell, age 49, is Senior Vice President, General Counsel and Secretary. Mr. Howell was Executive Vice President and General Counsel from July 2002 through February 2006, and was elected Secretary in June of 2004. He held the position of Vice President and General Counsel from July 2000 until July 2002. From March 1996 to June 2000, he served as Vice President and Corporate Counsel and from October 1992 to February 1996, as Legal Counsel.
     James A. Milton, age 46, is Executive Vice President and Chief Operating Officer, a position he has held since the commencement of his employment by the Company on January 30, 2006. From October 2004 until December 2005, Mr. Milton was Executive Vice President of Global Sales and Services for UGS Corporation, a product lifecycle management software company. Prior to joining UGS, from May 2002 to September 2004, Mr. Milton served as Senior Vice President and Managing Director for the Americas for the Customer Solutions Group of Hewlett-Packard, a technology solutions provider to consumers, businesses and institutions globally. From January 2000 to May 2002, Mr. Milton was Senior Vice President and General Manager, North America for Compaq Computer Corporation, a leading supplier of Internet infrastructure and access solutions.
     Michael J. Polcyn, age 49, is currently Senior Vice President, Engineering and Chief Technology Officer, a position he has held since August 2004. Prior to such time, Mr. Polcyn served as Senior Vice President, Engineering, a position he held from July 2002 to August 2004. Prior to his promotion, Mr. Polcyn served as Vice President, Research and Development for the Company’s Enterprise Solutions Division, a position he had held since March 2001. From December 2000 to February 2001, Mr. Polcyn served as Vice President, Engineering. From March 1998 to December 2000, Mr. Polcyn served as Vice President, Packaged Products Line of Business. Prior thereto, he served as Vice President, Business Development and Product Marketing from December 1995 to March 1998.
     Francis G. Sherlock, age 46, is Senior Vice President and Managing Director EMEA, a position he has held since January 2006. Mr. Sherlock served as Senior Vice President, Operations from June 2002 until January 2006. Mr. Sherlock served as Senior Vice President and General Manager from March 2001 until June 2002. Prior to such time, Mr. Sherlock served as Director, Operations from June 1999 to March 2001.

PROPOSAL 1. ELECTION OF DIRECTORS
     The operation of our business and affairs is managed by and under the direction of the Board of Directors, which exercises all of our corporate powers and establishes broad corporate policies. Under our Bylaws, we must have at least three and no more than eleven director positions on the Board of Directors as from time to time fixed and determined by a vote of a majority of the directors serving at the time of such vote. The number of director positions presently constituting the Board is seven. The seven directors who are elected at the meeting will serve until the next annual meeting of shareholders and until their successors have been elected and qualified. The seven nominees are the current directors of the Company: Saj-nicole A. Joni, Ph.D., Gerald F. Montry, Joseph J. Pietropaolo, George C. Platt, Donald B. Reed, Jack P. Reily and Robert E. Ritchey. During the fiscal year ended February 28, 2007, the Board of Directors held 13 meetings. In addition, the Board of Directors held two special meetings of the outside members of the Board. Each of the nominees attended at least 75% of the aggregate of the total number of meetings of the Board of Directors during his or her tenure as a director and the total number of meetings of any committees of the Board of Directors on which he or she served during the last fiscal year.
     The seven nominees for election to the Board of Directors who receive the greatest number of votes cast at the meeting will be elected to the Board of Directors. All duly submitted and unrevoked proxies in the form accompanying this proxy statement will be voted for the nominees selected by the Board of Directors except where authorization so to vote is withheld. If any nominee becomes unable or unwilling to serve (which is not presently foreseen), the persons designated as proxies will have full discretion to cast votes for another person designated by the Board. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF SUCH NOMINEES. Set forth below is certain information with respect to the seven nominees for director.
     Saj-nicole A. Joni, Ph.D., age 54, is President and Chief Executive Officer of Cambridge International Group Ltd., a position she has held since 1997. Cambridge International Group Ltd. provides advisory services on a variety of strategic and operational issues to a number of companies in different industries. Ms. Joni served as Vice President and Managing Director of Global Financial Services for CSC Index, a management consulting firm and wholly owned subsidiary of Computer Services Corporation, from 1994 to 1997. Before joining CSC Index, Ms. Joni served as a General Manager for Microsoft Corporation, a global provider of software solutions, from 1991 to 1994. Prior to serving as an executive for major corporations, Ms. Joni served on the faculties of Massachusetts Institute of Technology and Carnegie Mellon University. Ms. Joni has served as a director of the Company since June 2004.
     Gerald F. Montry, age 68, was elected Chairman of the Board of Directors of the Company in November 2004 and has served on the Board since October 2002. Mr. Montry also serves on the Board of Directors of TranSwitch Corporation. Since 1998 Mr. Montry has been the Managing Partner of Mont Reuil & Co., a private investment firm. Mr. Montry served as Senior Vice President and Chief Financial Officer of DSC Communications Corporation, a telecommunications equipment company, from 1986 until it was acquired by Alcatel in 1998. Prior to the acquisition he also served DSC as a member of the Board of Directors. Prior to his tenure at DSC, Mr. Montry held management positions within the aerospace, defense and computer industries.
     Joseph J. Pietropaolo, age 51, has served as a Financial/Operational Analyst for Hur Chemical and Contract Packaging, Inc., a company that designs and manufactures sanitation deodorants, since February 2006. Mr. Pietropaolo served as Vice President and co-owner of I.A.Q. Enterprises L.L.C., a company specializing in mold remediation and restoration services, from October 2001 until November 2002. From March 1998 to June 2001, Mr. Pietropaolo served as an independent consultant providing financial consulting services. He is the former Chief Financial Officer of Transactive Corporation, a company that specializes in electronic benefits transfers, a position he held from August 1994 to March 1997. Mr. Pietropaolo is also the former Vice President and Treasurer of GTECH Corporation, a company specializing in on-line lottery systems, positions he held from 1990 to August 1994. Mr. Pietropaolo has served as a director of the Company since 1989.
     George C. Platt, age 66, is currently the Chairman of the Board and Chief Executive Officer of Viewcast.com, Inc., d.b.a. Viewcast Corporation, a company engaged in video networking and internet video streaming, a position he has held since September 2006. Prior to his recent promotion, Mr. Platt served as President and Chief Executive Officer of Viewcast Corporation from October 1999 until September 2006. From January 1991 to September 1999 Mr. Platt served as the President and Chief Executive Officer of InteCom Inc., a wholly owned subsidiary of Matra-Hachette, a company engaged in the manufacture and sale of telephone switching systems. Mr. Platt has served as a director since 1991.

     Donald B. Reed, age 62, served as Chief Executive Officer of Cable Wireless Global from May 2000 to January 2003. Cable Wireless Global incorporated Cable and Wireless plc’s wholly owned operations in the United States, United Kingdom, Europe and Japan and was a provider of internet protocol (IP) and data services to business customers. From May 1999 until May 2000 Mr. Reed served Cable and Wireless plc as Chief Executive Officer responsible for Global Services. Mr. Reed served on the Board of Directors of Cable and Wireless plc from August 2000 to December 2002. Mr. Reed’s career includes 30 years at NYNEX (now part of Verizon), a regional telephone operating company. From 1995 to 1997 Mr. Reed served NYNEX as President and Group Executive, with responsibility for directing the company’s regional, national and international government affairs, public policy initiatives, legislative and regulatory matters and public relations. Mr. Reed currently serves on the Board of Directors of Aggregate Industries, CSG Systems International, Inc., St. Lawrence Cement Group, Inc. and Idearc, Inc. Mr. Reed has served as a director of the Company since March 2004.
     Jack P. Reily, age 56, is President of Reily Communications, a firm which provides consulting services to technology clients in the communications equipment and software market, a position he has held since 1998. From December 2000 to March 2002, he also held the position of Senior Vice President and General Manager for Efficient Networks (affiliated with Siemens Corporation), a leading provider of DSL modems for consumer and business applications. From 1997 to 1998 Mr. Reily was Executive Director in the Hardware Practice Group for Broadview International, an investment banking firm with special focus on merger and acquisition activity for telecommunications equipment manufacturers. Mr. Reily has served as a director of the Company since August 2002.
     Robert E. Ritchey, age 60, is President and Chief Executive Officer of the Company, a position he has held since November 2004. From July 2002 until his promotion, Mr. Ritchey served as President of the Company. From December 2000 until July 2002, Mr. Ritchey served as President and General Manager Enterprise Solutions Division. Prior to joining the Company, from May 1999 to November 2000, Mr. Ritchey served as Vice President and General Manager of Notifier Integrated Systems, a subsidiary of Honeywell International, a provider of network based integration products to the electronic security and building controls industry. Mr. Ritchey has served as a director of the Company since June 2004.
Security Ownership of Directors and Executive Officers
     The tabulation below sets forth certain information with respect to the beneficial ownership of shares of Common Stock, as of May 30, 2007, of each director and nominee for director of the Company, each executive officer listed in the Summary Compensation Table included elsewhere in this proxy statement, and all directors, nominees for director and executive officers of the Company as a group.

	Common Stock
	Beneficially Owned(1)
	Number		Percent
Name	of Shares		of Class
Directors and Nominees for Director
Saj-nicole A. Joni, Ph.D.	63,000	(2)	*
Gerald F. Montry	222,000	(2)	*
Joseph J. Pietropaolo	76,000	(2)	*
George C. Platt	92,500	(2)	*
Donald B. Reed	63,000	(2)	*
Jack P. Reily	80,000	(2)	*
Robert E. Ritchey	968,369	(2)	2.49%

	Common Stock
	Beneficially Owned(1)
	Number		Percent
Name	of Shares		of Class
Named Executive Officers (who are not a director or nominee named above)
Craig E. Holmes.	268,689	(3)	*
Francis G. Sherlock	124,167	(3)	*
James A. Milton	125,000	(3)	*
Kenneth A. Goldberg	39,333	(3)	*

All Directors and Nominees for Director and Executive Officers as a Group (14) persons	2,859,031	(4)	7.36%

*	Less than 1%

(1)	Unless otherwise indicated, all shares listed are directly held with sole voting and investment power.

(2)	Shares are not outstanding but are subject to currently exercisable stock options, other than 3,000 shares held by Ms. Joni, 6,000 shares held by Mr. Pietropaolo, 7,500 shares held by Mr. Platt, 3,000 shares held by Mr. Reed, 10,000 shares held by Mr. Reily, 55,869 shares held by Mr. Ritchey and 102,000 shares held directly by Mr. Montry and 50,000 shares held indirectly by Mr. Montry in a family limited partnership.

(3)	Shares are not outstanding but are subject to currently exercisable stock options, other than 36,189 shares held by Mr. Holmes, 6,000 shares held by Mr. Goldberg, and 50,000 shares held indirectly by Mr. Milton in a family trust.

(4)	Consists of shares beneficially owned by the Company’s executive officers and directors. The shares beneficially owned by all directors and executive officers as a group include 2,357,751 shares issuable upon exercise of currently exercisable options and options which are exercisable within 60 days after ___, 2007. The total also includes 102,200 shares held in trusts, family partnerships, or by spouses of directors and executive officers. The inclusion of shares in this table as beneficially owned is not an admission of beneficial ownership.
Audit Committee Report
     We have reviewed and discussed the Company’s audited financial statements for the year ended February 28, 2007 with management and have discussed with Ernst & Young LLP, certified public accountants, the independent auditors and accountants for the Company, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, and other SEC regulations with respect to those statements.
     We have been advised of the content of, and have received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and have discussed with Ernst & Young LLP its independence in connection with its audit of the Company’s most recent financial statements. Based on this review and these discussions, we recommended to the Board of Directors that these audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2007 for filing with the SEC.
     Joseph J. Pietropaolo, Gerald F. Montry and Jack P. Reily comprise the Audit Committee. As of the date of this report, all are independent, as defined in Rule 4200(a)(15) of the Nasdaq Stock Market.
     The Board of Directors has adopted a written charter for the Audit Committee.
     The information in this Audit Committee report shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Act of 1933, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates these paragraphs by reference.
_______ __, 2007
AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
Joseph J. Pietropaolo, Chairman
Gerald F. Montry
Jack P. Reily

COMPENSATION OF DIRECTORS
     Annual Retainers and Meeting Fees. All directors who are not also our employees receive an annual retainer of $20,000 for serving as a director of the Company. The Chairman of the Board, who is not an employee, receives an annual retainer of $50,000 for serving the Board as Chairman. The Chairman of the Audit Committee and Chairman of the Compensation Committee receive annual retainers of $10,000 and $5,000, respectively. The directors are also reimbursed for travel, lodging and related expenses incurred in attending Board and committee meetings. Directors who are not also our employees receive a fee of $1,500 per day for each Board, committee or subcommittee meeting attended in person, and $750 per day for each such meeting attended by phone conference, provided that no director will receive attendance fees with respect to more than two meetings which occur on the same day and no director will receive a fee for a meeting if the only item of business at the meeting is a resolution to approve minutes of prior meetings.
     Stock Options. In addition to the compensation set forth above, each non-employee director is eligible to receive equity based incentive awards under the 2005 Stock Incentive Plan. The Board granted each non-employee director an option to purchase 15,000 shares of Common Stock on July 19, 2006 pursuant to the 2005 Stock Incentive Plan, at an exercise price of $6.615, which options can be exercised commencing on the date of 2007 annual meeting. Upon re-election to the Board at the 2007 annual meeting of the shareholders, the Board of Directors may, in its discretion, grant stock option and/or other long-term equity based incentive awards to each of the non-employee directors under the 2005 Stock Incentive Plan, or, if it is approved by the shareholders, the 2007 Stock Incentive Plan.
Director Compensation(1)

	Fees Earned or		All Other
	Paid in Cash	Option Awards	Compensation
Name	($)(2)	($)(1)(3)(4)	($)	Total ($)
Saj-nicole A. Joni, Ph.D.	$62,000	$49,211	0	$111,211
Gerald F. Montry	126,250	49,211	0	175,461
Joseph J. Pietropaolo	71,250	49,211	0	120,461
George C. Platt	41,000	49,211	0	90,211
Donald B. Reed	67,000	49,211	0	116,211
Jack P. Reily	64,250	49,211	0	113,461

(1)	The amounts in the column entitled “Option Awards” reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended February 28, 2007, in accordance with SFAS 123R. Assumptions used in the calculation of these amounts are included in Note J to the Company’s audited financial statements for the fiscal year ended February 28, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(2)	During our fiscal quarter ending May 31, 2007 we discovered we inadvertently made overpayments and underpayments to certain non-employee directors for fiscal 2007. The overpayments in the aggregate amount of $10,500 were offset against fees earned by the directors during fiscal 2008 and are not included in the column entitled “Fees Earned or Paid in Cash.” The underpayments in the aggregate amount of $8,500 were paid during fiscal 2008 and are included in the column entitled “Fees Earned or Paid in Cash.”

(3)	As of February 28, 2007, the following non-employee directors held options covering the following aggregate number of shares outstanding: Ms. Joni – 60,000 shares, of which 45,000 shares are exercisable; Mr. Montry – 70,000 shares, of which 55,000 shares are exercisable; Mr. Pietropaolo – 70,000 shares, of which 55,000 shares are exercisable; Mr. Platt – 85,000 shares, of which 70,000 shares are exercisable; Mr. Reed – 60,000 shares, of which 45,000 shares are exercisable; and Mr. Reily — 70,000 shares, of which 55,000 shares are exercisable.

(4)	The grant date fair value of each director’s option awards granted during fiscal 2007, computed in accordance with SFAS 123R, was $47,100.

Committees of the Board of Directors
     The Board of Directors has established committees to address certain specific areas of the Board’s responsibility. These committees include the Audit Committee, Compensation Committee, Nominating Committee, Executive Committee, and Finance and Strategic Planning Committee. The Board of Directors has determined that Saj-nicole A. Joni, Ph.D., Gerald F. Montry, Joseph J. Pietropaolo, Donald B. Reed, and Jack P. Reily are “independent directors” under Rule 4200(a)(15) of the NASD’s Listing Standards.
     The Audit Committee, which held 20 meetings during fiscal 2007, has the primary responsibility to ensure the integrity of the financial information we report. Its functions include: (a) the appointment, compensation and oversight of independent auditors; (b) reviewing the scope of the annual audit to be performed by the independent auditors prior to commencement of the audit; (c) reviewing the results of those audits; (d) reviewing the organization and scope of our internal system of audit and financial controls; (e) meeting periodically with management and the independent public accountants to review financial, accounting and internal control matters; (f) meeting periodically with the independent public accountants to discuss the results of their audit work and their opinions as to the adequacy of internal accounting controls and the quality of financial reporting; and (g) all other functions set forth in the Company’s Audit Committee Charter. The Audit Committee Charter is available to shareholders on our website, http://www.Intervoice.com. The Company’s Board of Directors has determined that two members of the Audit Committee, Gerald F. Montry and Joseph J. Pietropaolo, are audit committee financial experts. Its current members are Joseph J. Pietropaolo, Chairman, Gerald F. Montry and Jack P. Reily.
     The Compensation Committee, which held 8 meetings during fiscal 2007, has the authority to determine and approve all the terms of the employment, compensation and benefits payable to executive officers of the Company, including those executive officers who are also directors. The Company’s management is from time to time directed by the Compensation Committee to review certain compensation matters and make recommendations to the Compensation Committee concerning such matters. The Compensation Committee has the authority to administer and grant equity based awards under the 2005 Stock Incentive Plan, and, if approved at the annual meeting of shareholders, the 2007 Stock Incentive Plan. The Compensation Committee also has authority to administer stock options previously granted under the 2003 Stock Option Plan, the 1999 Stock Option Plan, and the 1998 Non-Qualified Stock Option Plan. The Compensation Committee Charter is available to shareholders on our website, http://www.Intervoice.com. The Compensation Committee is composed of Donald B. Reed, Chairman, Saj-nicole A. Joni, Ph.D., Gerald F. Montry, and Jack P. Reily.
     The Nominating Committee, which met once during fiscal 2007, has the function to identify and propose to the full Board of Directors nominees to fill vacancies on the Board of Directors. The Nominating Committee Charter is available to shareholders on our website, http://www.Intervoice.com. Pursuant to the Nominating Committee Charter, the Nominating Committee of the Board of Directors will consider director candidates recommended by our shareholders. In order for the Nominating Committee to consider a potential nominee, shareholders must submit in writing (which shall not include e-mail) the following information to the Chairman of the Nominating Committee no later than the last day of our fiscal year before the annual meeting of shareholders at which directors are to be elected: the name of the shareholder, contact information for the shareholder, number of shares of Common Stock owned by the shareholder, name of the registered owner of the Common Stock (if different from the shareholder), name of the person recommended for director, brief biography of the person recommended for director, qualifications of the person recommended for director, and whether the person recommended for director consents to being named in the proxy statement as a nominee for director. The Nominating Committee requires our directors to possess certain minimum qualifications. A director must have substantial or significant business or professional experience or an understanding of technology, finance, marketing, financial reporting, international business or other disciplines relevant to our business. A director must not have any conflicts of interests stemming from his or her institutional or other affiliations that would preclude, or have the appearance of precluding, such director from performing his or her duties and responsibilities as one of our directors, including without limitation, such director’s duties of loyalty, honesty, and confidentiality, and the duty not to usurp corporate opportunities. The Nominating Committee also considers a wide variety of qualities and skills in its selection of directors, including: economic, technical, scientific, academic, financial, accounting, legal, marketing or other expertise applicable to our business; leadership or substantial achievement in their particular fields; demonstrated ability to exercise sound business judgment; integrity and high moral and ethical character; potential to contribute to the diversity of viewpoints, backgrounds, or experiences of the Board as a whole; capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency; ability to work well with others; high degree of interest in our business; dedication to our success; commitment to the responsibilities of a director; and international business or professional experience. The Committee utilizes a variety of methods for identifying and evaluating nominees for director, and there are no differences in the manner in which the Committee evaluates director nominees based on whether the nominee is recommended by a shareholder. The Committee shall identify the candidates for director nominees in consultation with other members of the Board and management, through the use of search firms or other advisers, or through recommendations submitted by shareholders. In order to find qualified nominees for the Board, we have paid, and in the future could pay, fees to a search firms or other advisor to assist in identifying and evaluating nominees for director. The current members of the Nominating Committee are Jack P. Reily, Chairman, Joseph J. Pietropaolo and Donald B. Reed.
     The Executive Committee, which did not meet during fiscal 2007, may, to the extent permitted by law, exercise the power of the Board of Directors when the Board is not in session. It also has the responsibility for reviewing long-range plans, capital expenditure programs, acquisitions and general corporate financing matters and making related recommendations to the Board of Directors. Its current members are Robert E. Ritchey, Chairman, Gerald F. Montry, George C. Platt, and Donald B. Reed.
     The Finance and Strategic Planning Committee, which held 11 meetings during fiscal 2007, was formed in order to oversee and to provide consultation and recommendations to the Board and management concerning our financing requirements and strategic direction. The activities overseen by the Committee include mergers and acquisitions, commercial lending arrangements, the issuance of equity, debt and convertible securities, stock buy-backs, and similar financing and strategic activities. Its current members are Gerald F. Montry, Co-Chairman, Saj-nicole A. Joni, Ph.D., Co-Chairman, George C. Platt, Donald B. Reed, and Robert E. Ritchey.
Communication with Directors
     Shareholders can send communications to the Board of Directors by delivering them in writing (which shall not include e-mail) to The Board of Directors, Intervoice, Inc., 17811 Waterview Parkway, Dallas, Texas 75252. When we receive a shareholder communication addressed to the Board we will forward it to the Chairman of the Board unless the communication is addressed to the Chairman of the Nominating Committee of the Board, the Chairman of the Compensation Committee of the Board, or the Chairman of the Audit Committee of the Board, in which case we will forward the communication to the appropriate committee chairman.
Compensation Committee Interlocks and Insider Participation
     None of the members of the Compensation Committee during fiscal 2007 was an officer or employee of the Company or any of our subsidiaries, was formerly an officer of the Company or any of our subsidiaries, or had any other relationship that would require disclosure in this proxy statement. None of our executive officers serves as a member of the compensation committee of another entity (or other board committee performing equivalent functions, or in the absence of such committee, the entire board of directors for such other entity), one of whose executive officers served as director of the Company. Nor did any executive officer of the Company serve as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company.

PROPOSAL 2. TO APPROVE OUR 2007 STOCK INCENTIVE PLAN
     As shareholders, you are being asked to vote in favor of the adoption of the Intervoice, Inc. 2007 Stock Incentive Plan, which the Board of Directors adopted on May 29, 2007, and amended on June 1, 2007. If approved by shareholders, the plan will amend and restate the existing Intervoice, Inc. 2005 Stock Incentive Plan, which was established effective July 13, 2005, and become the sole plan for providing equity-based incentive compensation to the Company’s employees, non-employee directors and other service providers. The 2005 Stock Incentive Plan amended and restated the Intervoice, Inc. 1998 Nonqualified Stock Option Plan, the Intervoice-Brite, Inc. 1999 Stock Option Plan and the Intervoice, Inc. 2003 Stock Option Plan, and awards granted under these plans will continue to be subject to the terms of the plans as in effect on the date of grant of the awards. A copy of the 2007 Stock Incentive Plan, as adopted and amended by the Board of Directors, is set forth in Appendix A.
     The Board of Directors believes that an equity stake through equity compensation programs effectively aligns service provider and shareholder interests by motivating and rewarding long-term performance that will enhance shareholder value and recommends that shareholders approve the adoption of the plan. Because non-employee directors and executive officers of the Company are eligible to receive awards under the plan, they have a personal interest in the approval of the adoption of the plan.
     The plan is intended to promote and advance the interests of the Company by providing employees, non-employee directors and other service providers of the Company and its affiliates added incentive to continue in the service of the Company through a direct interest in the future success of the Company’s operations. The Board of Directors believes that employees, non-employee directors and other service providers who have an investment in the Company are more likely to meet and exceed performance goals.
     In order to address potential shareholder concerns regarding the number of options, stock appreciation rights or stock awards (including restricted stock units) we intend to grant in a given year, the Board of Directors commits to our shareholders that for each of the next three fiscal years (commencing with our fiscal year ending February 29, 2008) it will not grant a number of shares subject to options, stock appreciation rights or stock awards to employees or non-employee directors greater than 5.82% of the number of shares of our Common Stock that we believe will be outstanding over such three year period. We use 5.82% as a maximum burn rate based on our Global Industry Classification Standards (GICS) Peer Group (4510 – Software and Services). For purposes of calculating the number of shares granted in a year to determine our burn rate, stock awards will count as equivalent to (1) 1.5 option shares, if our annual stock price volatility is 53% or higher, (2) two option shares if our annual stock price volatility is between 25% and 52%, and (3) four option shares if our annual stock price volatility is less than 25%.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE ADOPTION OF THE 2007 STOCK INCENTIVE PLAN. EACH PROPERLY EXECUTED WHITE PROXY CARD WILL BE VOTED IN FAVOR OF THE PROPOSAL UNLESS SHAREHOLDERS SPECIFY OTHERWISE.
Description of the 2007 Stock Incentive Plan
     The following is a summary of the 2007 Stock Incentive Plan. This summary is qualified in its entirety by reference to the full text of the plan, as adopted by the Board of Directors, as set forth in Appendix A.
     Purposes. The plan allows for the grant of incentive and nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards, stock awards and other incentive awards to employees, non-employee directors and other service providers of the Company and its affiliates who are in a position to make a significant contribution to the success of the Company. Awards under the plan are used to attract and retain highly qualified individuals to perform services for the Company and to align the interests of those individuals with those of the shareholders of the Company. The plan will provide an essential component of the total compensation package, reflecting the importance that the Company places on aligning the interests of service providers with those of our shareholders.
     Administration. The plan provides for administration by the Compensation Committee or another committee of the Board of Directors. Each member of the committee must –
•	meet independence requirements of NASDAQ,

•	be a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, and

•	be an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
For awards granted to non-employee directors, the committee will be the Board of Directors.
     The committee has the authority to –
•	operate, interpret and administer the plan,

•	determine eligibility for and the amount and nature of awards,

•	establish rules and regulations for the plan’s operation,

•	accelerate the exercise, vesting or payment of an award if the acceleration is in the best interest of the Company,

•	require participants to hold shares acquired under an award for a stated period of time, and

•	establish other terms and conditions of awards made under the plan.
     The committee has authority on all matters relating to the discharge of its responsibilities and the exercise of its authority under the plan. The plan provides for indemnification of committee members for personal liability incurred related to any action, interpretation, or determination made in good faith related to the plan and awards made under the plan. The committee may delegate authority to grant awards under the plan to a subcommittee of two or more outside directors.
     Eligibility. Employees, non-employee directors and other service providers of the Company and our affiliates who, in the opinion of the committee, are in a position to make a significant contribution to the success of the Company and our affiliates are eligible to participate in the plan. The committee determines the type and size of awards and sets the terms, conditions, restrictions and limitations on awards within the confines of the plan’s terms. As of May 22, 2007, there were approximately 711 employees and six non-employee directors who would be eligible to participate in the plan.
     Available Shares. The maximum number of shares of Common Stock available for grant under the plan is 1,000,000 shares, plus all shares that remain available for grant under the 2005 Stock Incentive Plan as of the effective date of the 2007 Stock Incentive Plan, plus any shares subject to outstanding awards under the 2005 Stock Incentive Plan that later cease to be subject to the awards for any reason other than the awards having been exercised. In addition, if an award granted under the plan ceases to be subject to the award for any reason other than exercise, the undelivered shares subject to the award will become available for future awards under the plan. The committee has discretion to determine the manner of counting shares of Common Stock available for award under the plan. Shares of Common Stock issued under the plan may be shares of original issuance or treasury shares or a combination of those shares.
     The maximum number of shares of Common Stock available for grant of awards under the plan to any one participant is (i) 500,000 shares during the fiscal year in which the participant begins work for the Company and (ii) 300,000 shares during each fiscal year thereafter. The maximum number of shares of Common Stock that may be subject to nonqualified stock options and stock appreciation rights granted to any one participant in a fiscal year is 500,000. The maximum number of shares of Common Stock that may be granted as incentive stock options is 1,000,000.
     The number of shares available for award under the plan and maximum number of share grants are subject to adjustment for certain corporate changes in accordance with the provisions of the plan.
     Stock Options. The plan provides for the grant of incentive stock options intended to meet the requirements of Section 422 of the Code and nonqualified stock options that are not intended to meet those requirements. Incentive stock options may be granted only to employees of the Company and its affiliates. Options will be subject to terms, conditions, restrictions and limitations established by the committee, as long as they are consistent with the terms of the plan.
     The committee will determine when an option will vest and become exercisable. No option will be exercisable more than seven years after the date of grant (or, in the case of an incentive stock option granted to a 10% shareholder, five years after the date of grant). Unless otherwise provided in the option award agreement, options terminate within a certain period of time following a participant’s termination of employment or service by reason of death, disability or retirement (18 months), by reason other than death, disability, retirement or cause (12 months) or for cause (30 days). The 18-month exercise period following retirement is shortened to 10 days following written notice to the participant if the participant engages in a harmful activity (as defined in the plan).
     Generally, the exercise price of a stock option granted under the plan may not be less than the fair market value of the Common Stock on the date of grant. However, the exercise price may be less if the option is granted in connection with certain transactions and complies with special rules under Section 409A of the Code. Incentive stock options must be granted at 100% of fair market value (or, in the case of an incentive stock option granted to a 10 percent shareholder, 110% of fair market value). The average of the high and low prices of the Common Stock on May 31, 2007 was $7.94.
     The exercise price of a stock option may be paid –
•	in cash,

•	in the discretion of the committee, with previously acquired nonforfeitable, unrestricted shares of Common Stock that have an aggregate fair market value at the time of exercise equal to the total exercise price or by surrendering option shares having a fair market value at the time of exercise equal to the total exercise price, or

•	a combination of those shares and cash.
     In addition, in the discretion of the committee, the exercise price may be paid by delivery to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the option shares and deliver the sale or margin loan proceeds directly to the Company to pay the exercise price and any required withholding taxes.
     Stock Appreciation Rights (SARs). A stock appreciation right (or SAR) entitles the participant to receive an amount in cash and/or shares of Common Stock, as determined by the committee, equal to the amount by which the Common Stock appreciates in value after the date of the award. The committee will determine when the SAR vests and becomes exercisable. Generally, the exercise price of a SAR will not be less than the fair market value of the Common Stock on the date of grant. However, the exercise price may be less if the stock is granted in connection with certain transactions and complies with special rules under Section 409A of the Code. No SAR will be exercisable later than seven years after the date of the grant. The committee will set other terms, conditions, restrictions and limitations on SARs, including rules as to exercisability after termination of employment or service.
     Restricted Stock and Restricted Stock Units (RSUs). Restricted stock is shares of Common Stock that must be returned to the Company if certain conditions are not satisfied. The committee will determine the restriction period and may impose other terms, conditions and restrictions on restricted stock, including vesting upon achievement of performance goals under a performance award and restrictions under applicable securities laws. The committee also may require the participant to pay for restricted stock. Subject to the terms and conditions of the award agreement related to restricted stock, a participant holding restricted stock will have the right to receive dividends on the shares of restricted stock during the restriction period, vote the restricted stock and enjoy all other shareholder rights related to the shares of Common Stock. Upon expiration of the restriction period, the participant is entitled to receive shares of common stock not subject to restriction.
     Restricted stock units (or RSUs) are fictional shares of Common Stock. The committee will determine the restriction period and may impose other terms, conditions and restrictions on RSUs. Upon the lapse of restrictions, the participant is entitled to receive one share of Common Stock or an amount of cash equal to the fair market value of one share of common stock as provided in the award agreement. An award of restricted stock units may include the grant of a tandem cash dividend right or dividend unit right. A cash dividend right is a contingent right to receive an amount in cash equal to the cash distributions made during the period the RSU is outstanding. A dividend unit right is a contingent right to have additional RSUs credited to the participant equal to the number of shares of Common Stock (at fair market value) that may be purchased with the cash dividends. Restricted stock unit awards are considered nonqualified deferred compensation subject to Section 409A of the Code.
     Performance Awards. A performance award is an award payable in cash or Common Stock (or a combination) upon the achievement of certain performance goals over a performance period. Performance awards may be combined with other awards to impose performance criteria as part of the terms of the other awards. For each performance award, the committee will determine –
•	the amount a participant may earn in the form of cash or shares of Common Stock or a formula for determining the amount payable to the participant,

•	the performance criteria and level of achievement versus performance criteria that will determine the amount payable or number of shares of Common Stock to be granted, issued, retained and/or vested,

•	the performance period over which performance is to be measured, which may not be shorter than one year,

•	the timing of any payments to be made,

•	restrictions on the transferability of the award, and

•	other terms and conditions that are not inconsistent with the plan.
     The maximum amount that may be paid in cash under a performance award each fiscal year is $2,000,000. If an award provides for a performance period longer than one fiscal year, the limit will be multiplied by the number of full fiscal years in the performance period. The performance measure(s) to be used for purposes of performance awards may be described in terms of objectives that are related to the individual participant or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit of the Company in which the participant is employed, and may consist of one or more or any combination of the following criteria:
•	Earnings or earnings per share (whether on a pre-tax, after-tax, operational or other basis)

•	Return on equity

•	Return on assets or net assets

•	Revenues

•	Income or operating income

•	Expenses or expense levels

•	Return on capital or invested capital or other related financial measures

•	Capital expenditures

•	Economic value added

•	Individual business objectives

•	Accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions

•	One or more operating ratios

•	Stock price

•	Total shareholder return

•	Market share

•	Cash flow

•	Net borrowing, debt leverage levels, credit quality or debt ratings

•	Net asset value per share

•	Profit margin

•	Operating profit
     Performance awards may be designed to comply with Code Section 162(m) performance-based compensation requirements. Section 162(m) of the Code limits the Company’s income tax deduction for compensation paid to each of the CEO and the four other highest paid officers of the Company to $1 million each year. There is an exception to the $1 million deduction limitation for performance-based compensation. To the extent that awards are intended to qualify as “performance-based compensation” under Code Section 162(m), the performance criteria will be established in writing by the committee not later than 90 days after the commencement of the performance period, based on one or more, or any combination, of the performance criteria listed above. The committee may reduce, but not increase, the amount payable and the number of shares to be granted, issued, retained or vested under a performance award. Prior to payment of compensation under a performance award intended to comply with the Code Section 162(m) performance-based compensation exception, the committee will certify the extent to which the performance goals and other criteria are achieved.
     Stock Awards and Other Incentive Awards. A stock award is an award of unrestricted Common Stock. Stock awards may be granted upon terms and conditions determined by the committee. Shares of Common Stock issued under stock awards may be issued for cash consideration or for no cash consideration. The committee may also grant other incentive awards under the plan based upon, payable in or otherwise related to, shares of Common Stock if the committee determines that the other incentive awards are consistent with the purposes of the plan. Other incentive awards will be subject to any terms, conditions, restrictions or limitations established by the committee. Payment of other incentive awards will be made at the times and in the forms, which may be cash, shares of Common Stock or other property, established by the committee.
     New Plan Benefits. The number of awards that will be received by or allocated to our executive officers, non-employee directors, employees and other service providers under the 2007 Stock Incentive Plan is undeterminable at this time.
     Corporate Change. Unless an award agreement provides otherwise, if a participant’s employment or service with the Company is involuntarily terminated other than for cause or voluntarily terminated for good reason during the period beginning 90 days before and ending one year after a “corporate change” (as defined in the plan), any time periods, conditions or contingencies relating to exercise or realization of, or lapse of restrictions under awards granted under the plan will be automatically accelerated or waived so that:

•	if no exercise of the award is required, the award may be realized in full at the time of termination, or

•	if exercise of the award is required, the award may be exercised in full beginning at the time of termination.
If awards are replaced in connection with a corporate change by comparable types of awards, those replacement awards will provide for automatic acceleration or waiver in the event a participant’s employment or service with the Company is involuntarily terminated other than for cause or is voluntarily terminated for good reason, within one year after the corporate change. The committee also may require a participant to cash out outstanding awards in connection with a corporate change. Payment of awards in connection with a corporate change or termination in connection with a corporate change will be delayed if necessary to comply with Code Section 409A.
     Withholding Taxes. All applicable withholding taxes will be deducted from any payment made under the plan, withheld from other compensation payable to the participant or the participant will be required to pay the taxes before the Company makes any payment of cash or Common Stock under the plan. Payment of withholding taxes may be made by withholding shares of Common Stock from any payment of Common Stock due or by delivery to the Company of previously acquired shares of Common Stock, in either case having an aggregate fair market value equal to the amount of the required withholding taxes.
     Transferability. No award will be subject to execution, attachment or similar process, and no award may be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of, other than by will or under applicable laws of descent and distribution. Any attempted sale, transfer, pledge, exchange, hypothecation or other disposition of an award not specifically permitted by the plan or the award agreement will be null and void and without effect. If provided in the award agreement, nonqualified stock options may be transferred by a participant to a permitted transferee. A participant may request that the Company observe the terms of a domestic relations order in relation to the division of a plan award.
     Amendment. The Board of Directors may suspend, terminate, amend or modify the plan, but may not without approval by our shareholders, make any alteration or amendment that –
•	increases the total number of shares of Common Stock that may be issued under the plan (other than adjustments in connection with certain corporate reorganizations and other events),

•	changes the designation or class of persons eligible to receive awards under the plan, or

•	effects any change for which shareholder approval is required by or necessary to comply with applicable law or the listing requirements of NASDAQ or any other exchange or association on which the Common Stock is then listed or quoted.
An amendment to the plan will not require shareholder approval if it is made to conform the plan to statutory or regulatory requirements.
     Effectiveness. The Plan will become effective as of July 11, 2007, provided it is approved by the shareholders of the Company in a manner that complies with applicable law within 12 months after such date; provided, however, that no awards may be made under the Plan unless and until it is so approved. Unless terminated earlier, the plan will terminate on July 11, 2012.
United States Federal Income Tax Consequences
     The following summary is based on an analysis of the Internal Revenue Code of 1986, as amended (the “Code”) as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change.
     Incentive Stock Options. No income will be recognized by a participant for federal income tax purposes upon the grant or exercise of an incentive stock option. The basis of shares transferred to a participant upon exercise of an incentive stock option is the price paid for the shares. If the participant holds the shares for at least one year after the transfer of the shares to the participant and two years after the grant of the option, the participant will recognize long-term capital gain or loss upon sale of the shares received upon exercise equal to the difference between the amount realized on the sale and the basis of the stock. Generally, if the shares are not held for that period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares, or if less (and if the disposition is a transaction in which loss, if any, will be recognized), the gain on disposition. The participant’s additional gain or any loss upon disposition will be a capital gain or loss, which will be long-term or short-term depending of whether the stock was held for more than one year.
     The excess of the fair market value of shares received upon the exercise of an incentive stock option over the option price for the shares is an item of adjustment for the participant for purposes of the alternative minimum tax. Therefore, although no income is recognized upon exercise of an incentive stock option, a participant may be subject to alternative minimum tax as a result of the exercise.
     If a participant uses already owned shares of common stock to pay the exercise price for shares under an incentive stock option, the resulting tax consequences will depend upon whether the already owned shares of common stock are “statutory option stock,” and, if so, whether the statutory option stock has been held by the participant for the applicable holding period referred to in Section 424(c)(3)(A) of the Code. In general, “statutory option stock” (as defined in Section 424(c)(3)(B) of the Code) is any stock acquired through the exercise of an incentive stock option or an option granted under an employee stock purchase plan, but not stock acquired through the exercise of a nonqualified stock option. If the stock is statutory option stock and the applicable holding period has been satisfied, or if the stock is not statutory option stock, no income will be recognized by the participant upon the transfer of the stock in payment of the exercise price of an incentive stock option. If the stock used to pay the exercise price of an incentive stock option is statutory option stock and the applicable holding period has not been satisfied, the transfer of the stock will be a disqualifying disposition which will result in the recognition of ordinary income by the participant in an amount equal to the excess of the fair market value of the statutory option stock at the time the incentive stock option covering the stock was exercised over the amount paid for the stock.
     Nonqualified Stock Options. No income will be recognized by a participant for federal income tax purposes upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares. If the participant is an employee, income recognized upon the exercise of a nonqualified stock option will be considered compensation subject to withholding at the time the income is recognized, and, therefore, the participant’s employer must make the necessary arrangements with the participant to ensure that the amount of the tax required to be withheld is available for payment. Nonqualified stock options are designed to provide the employer with a deduction equal to the amount of ordinary income recognized by the participant at the time of the recognition by the participant, subject to the deduction limitations described below.
     Upon sale of the shares, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the shares on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the shares for more than one year and otherwise will be short-term.
     If a participant uses already owned shares of common stock to pay the exercise price for shares under a nonqualified stock option, the number of shares received under the nonqualified stock option which is equal to the number of shares delivered in payment of the exercise price will be considered received in a nontaxable exchange, and the fair market value of the remaining shares received by the participant upon the exercise will be taxable to the participant as ordinary income. If the already owned shares of common stock are not “statutory option stock” or are statutory option stock and the applicable holding period referred to in Section 424(c)(3)(A) of the Code has been satisfied, the shares received upon exercise of the nonqualified stock option will not be statutory option stock. However, if the already owned shares of common stock are statutory option stock and the applicable holding period has not been satisfied, it is not presently clear whether the exercise will be considered a disqualifying disposition of the statutory option stock, whether the shares received upon the exercise will be statutory option stock, or how the participant’s basis will be allocated among the shares received.
     Stock Appreciation Rights. There will be no federal income tax consequences to either the participant or the employer upon the grant of Stock Appreciation Rights (or SARs). Generally, the participant will recognize ordinary income subject to withholding upon the receipt of payment under SARs in an amount equal to the aggregate amount of cash and the fair market value of any common stock received. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.
     Restricted Stock. If the restrictions on an award of shares of restricted stock are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable (within the meaning of Section 83 of the Code), the participant will not recognize income for federal income tax purposes at the time of the award unless the participant affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid for the shares, in gross income for the year of the award under Section 83(b) of the Code. In the absence of this election, the participant will be required to include in income for federal income tax purposes on the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), the fair market value of the shares of restricted stock on that date, less any amount paid for the shares. The employer will be entitled to a deduction at the time of income recognition to the participant in an amount equal to the amount the participant is required to include in income, subject to the deduction limitations described below. If a Section 83(b) election is made within 30 days after the date the restricted stock is received, the participant will recognize ordinary income at the time of the receipt of the restricted stock, and the employer will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time, less the amount paid, if any, by the participant for the restricted stock. If a Section 83(b) election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted stock, but, if the restricted stock is subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the restricted stock.
     Dividends paid to a participant holding restricted stock before the expiration of the restriction period will be additional compensation taxable as ordinary income to the participant subject to withholding, unless the participant made an election under Section 83(b). Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the dividends includible in the participant’s income as compensation. If the participant has made a Section 83(b) election, the dividends will be dividend income, rather than additional compensation, to the participant.
     If the restrictions on an award of restricted stock are not of a nature that the shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the participant will recognize ordinary income for federal income tax purposes at the time of the transfer of the shares in an amount equal to the fair market value of the shares of restricted stock on the date of the transfer, less any amount paid therefor. The employer will be entitled to a deduction at that time in an amount equal to the amount the participant is required to include in income, subject to the deduction limitations described below.
     Restricted Stock Units (or RSUs). There will be no federal income tax consequences to either the participant or the employer upon the grant of RSUs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or transfer of shares of Common Stock in payment of the RSUs in an amount equal to the aggregate of the cash received and the fair market value of the common stock so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.
     Performance Awards. There will be no federal income tax consequences to either the participant or the employer upon the grant of performance awards. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or shares of Common Stock in payment of performance awards in an amount equal to the aggregate of the cash received and the fair market value of the common stock so transferred. If a performance award is performance-based compensation under Code Section 162(m), the employer will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income. Otherwise, the employer’s deduction may be limited by Code Section 162(m) as described below.
     Stock Awards and Other Incentive Awards. The participant will recognize ordinary income for federal income tax purposes at the time of the stock award and, subject to the deduction limitations described below, the employer will be entitled to a corresponding deduction. The tax treatment of other incentive awards will depend on the type of award. As a general rule, taxation generally will be imposed at the time of vesting of the award, and ordinary income will generally equal the fair market value of the award at the time of vesting. Subject to the deduction limitations described below, the participant’s employer will be entitled to a tax deduction at the same time and for the same amount. If the participant is an employee, the participant will be subject to income tax withholding at the time when the ordinary income is recognized.
     Dividend Equivalents. Generally, a participant will recognize ordinary income subject to withholding upon the payment of any dividend equivalents paid in relation to an award in an amount equal to the cash the participant receives. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.
     Limitations on the Employer’s Compensation Deduction. Section 162(m) of the Code limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers of the employer to the extent the compensation paid to the officer for the year exceeds $1 million, unless the compensation is performance-based, is approved by the employer’s shareholders, and meets certain other criteria.

     In addition, Section 280G of the Code limits the deduction which the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals which are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable, a disqualified individual receiving an excess parachute payment will be subject to a 20 percent excise tax.
     Application of Code Section 409A. Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving nonqualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A of the Code, “nonqualified deferred compensation” includes equity-based incentive programs, including some stock options, stock appreciation rights and restricted stock unit programs. Generally speaking, Section 409A of the Code does not apply to incentive stock options, nonqualified stock options and stock appreciation rights granted at fair market value if no deferral is provided beyond exercise, or restricted stock.
     Awards made under the plan will be designed to comply with the requirements of Code section 409A to the extent the awards granted under the Plan are not exempt from coverage. However, if the Plan fails to comply with Section 409A of the Code in operation, a participant could be subject to the additional taxes and interest.
     Awards made under the plan are not subject to the Employee Retirement Income Security Act of 1974, as amended.
NOTICE OF POTENTIAL UNSOLICITED SHAREHOLDER PROPOSALS
     On May 30, 2007, the Company received a notice from David W. Brandenburg of his intention to nominate each of Mr. Brandenburg, Daniel D. Hammond, Stuart Barab, Wilson David “Bill” Fargo, Timothy W. Harris, Mark A. Weinzierl and Michael J. Willner for election to the Company’s Board of Directors. As discussed in “Proposal 1. Election of Directors,” THE BOARD RECOMMENDS THAT YOU VOTE FOR THE COMPANY’S SLATE OF DIRECTOR NOMINEES AND THAT YOU NOT VOTE FOR MR. BRANDENBURG’S SLATE OF DIRECTOR NOMINEES.
     Mr. Brandenburg also notified the Company of his intent to propose: (a) to amend our Bylaws to set the size of our Board of Directors at seven directors and eliminate the ability of the Board of Directors to increase its size without the unanimous consent of all members of such Board of Directors; (b) to amend our Bylaws to require the unanimous vote of all directors in order to further amend section 3.02 of our Bylaws, which fixes the number of directors constituting the Board of Directors; and (c) subject to certain exceptions, to repeal each provision of our Bylaws and amendments thereto, if any, adopted since July 21, 2004 and to prohibit, without the affirmative vote of the holders of a majority of our stock having voting power, subsequent amendments to our Bylaws in a manner which serves to reinstate or have a similar effect as a repealed provision. The Board does not believe that the proposed Bylaw amendments are necessary or beneficial to the Company.
     Mr. Brandenburg’s notice states that Mr. Brandenburg intends to solicit proxies for the election of his director nominees and other proposals. Mr. Brandenburg has filed preliminary solicitation materials with the SEC. However, as of the date hereof, such materials have not yet been sent to shareholders with a form of proxy card. The Board of Directors anticipates that it will communicate further with you in due course regarding Mr. Brandenburg’s proposals. You may receive solicitation materials from Mr. Brandenburg and/or other members of his group (the “Brandenburg Group”). THE BOARD RECOMMENDS THAT YOU NOT SIGN OR RETURN ANY BLUE OR OTHER PROXY CARD SENT TO YOU BY THE BRANDENBURG GROUP AND DISPOSE OF ANY SUCH CARD THAT YOU DO RECEIVE AND ADVISES YOU THAT IF YOU DO RETURN A BLUE OR OTHER PROXY CARD TO THE BRANDENBURG GROUP, ANY EARLIER DATED WHITE PROXY CARD OF THE COMPANY WILL BE REVOKED. By signing, dating and returning the Company’s enclosed WHITE proxy card, any proxy card previously returned to the Brandenburg Group bearing an earlier date will be revoked. If Mr. Brandenburg’s proposals are properly submitted at the meeting, the persons named in the Company’s WHITE proxy card will utilize their discretion as conferred by such proxy card to vote AGAINST each of these proposals.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
     We have a basic philosophy to offer compensation programs to our executives that reward the creation of shareholder value and attract, retain and motivate a highly qualified executive management team. With respect to our Chief Executive Officer, Chief Financial Officer, and the other three most highly-compensated executive officers, which we collectively refer to as the Named Executives, this Compensation Discussion and Analysis describes our compensation philosophy and objectives, the process for establishing the compensation programs for the Named Executives, and the policies and practices to administer such programs.
Compensation Objectives
     The compensation programs specific to our Named Executives are administered by the Compensation Committee. The members of the Compensation Committee are non-employee directors who are independent under Rule 4200(a)(15) of the NASD’s Listing Standards. The Compensation Committee designs and maintains compensation programs consistent with our executive compensation philosophy to achieve the following objectives:
•	To attract, retain and motivate highly qualified executives by offering compensation programs that are competitive with programs offered by companies in our peer group.

•	To link performance and executive pay by tying bonus amounts paid to executives to achievement of key objectives under corporate and/or departmental annual business plans.

•	To link performance and executive pay by considering achievement of key objectives under corporate and departmental business plans for the preceding fiscal year in determining any salary adjustments and long-term incentive award amounts.

•	To reward the creation of long-term shareholder value through long-term incentive compensation awards, and encourage significant stock ownership to further align executive interests with the interests of our shareholders.
     In pursuit of these objectives, the Compensation Committee believes that the compensation packages provided to the Named Executives should include both cash and equity-based compensation, with an emphasis on performance-based pay.
Process for Establishing Compensation
     The Compensation Committee has overall responsibility for the compensation of the Named Executives. In conducting an annual performance review and determining appropriate compensation levels for our Chief Executive Officer, the Compensation Committee meets in executive session outside the presence of our Chief Executive Officer and other members of our executive management team. With respect to the compensation levels for other Named Executives, the Compensation Committee considers input and recommendations from our Chief Executive Officer, Senior Vice President of Human Resources and, when appropriate, other members of the executive management team. Performance reviews for our Chief Executive Officer and each other Named Executive are based on their performance against pre-agreed objectives under corporate and departmental business plans for the preceding fiscal year. With the exception of our Chief Executive Officer, all of the Named Executives have departmental business plans with departmental objectives. While our Chief Executive Officer and other members of the executive management team may make recommendations concerning salary adjustments, cash bonus programs or award amounts for Named Executives, the Compensation Committee can exercise its discretion to modify or reject any recommendations from executives.
     In designing compensation programs and determining compensation levels, the Compensation Committee and our executive management team are assisted by independent compensation consultants who conduct, or assist our human resources department in conducting, an annual review of our total direct compensation program for the Named Executives. During fiscal 2007, the Compensation Committee engaged Hay Group, Inc., a global human resources consulting firm, to provide the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for our Named Executives.

     In making compensation decisions, the Compensation Committee compares each element of total direct compensation against a peer group of 34 publicly traded companies in the software industry against which the Compensation Committee believes we compete in the market for executive talent, which we collectively refer to as the Compensation Peer Group. Even though the surveys we use refer to these companies as software companies, some of the companies are similar to us in that they offer bundled solutions comprised of hardware, software and services. The Compensation Peer Group is periodically reviewed by the Compensation Committee. In addition to industry considerations, the Compensation Committee selects companies for the Compensation Peer Group based on their annual revenues and market capitalization. Our annual revenues are slightly below the median revenues of the Compensation Peer Group because the Compensation Committee has included some larger companies against which they believe we compete to fill senior executive positions.
     To benchmark compensation for each of our Named Executives, we normally access data from two key resources: an executive compensation survey reflective of the Compensation Peer Group and proxy statements and other public filings for the companies in our Peer Group. To supplement the compensation data and analysis we obtain for our Compensation Peer Group, we access data from a compensation survey for the entire software industry for any executive positions or compensation programs for which we lack clear comparable data from the Compensation Peer Group. In reviewing compensation survey data for the entire software industry, we focus on data for software companies with annual revenues similar to ours. Sources of data for compensation surveys and analysis include Aon/Radford surveys for our Compensation Peer Group and the software industry. The Compensation Peer Group is currently comprised of the following companies:

Actuate	I2 Technologies	Openwave
Advent Software	Informatica	PegaSystems
BEA Systems	Interactive Intelligence	Radiant Systems
Borland Software	Internet Security Systems	S1
Boston Communications	Interwoven	SalesForce
Choridant Software	Kana Software	Software AG
Comverse Technology	Kronos	Vignette
CSG Systems	Lawson Software	Webmethods
Eclipsys USA	Lightbridge
Entrust-US	Matrix One
Epicor Software	NDS
Genesys Telecom Labs	Nuance Communications
Glenayre Electronics	Open Solutions
     To compete in the market for executive talent, the Compensation Committee generally targets total direct compensation (i.e., base salary, annual cash incentives and value of long-term equity incentives) for the Named Executives at or approaching the 50th percentile of the Compensation Peer Group. In targeting total direct compensation at the 50th percentile we recognize that market data available for the Compensation Peer Group are not always directly comparable to the specific compensation programs we offer or to the positions and responsibilities for some of our Named Executives. The limitations on obtaining comparable market data can limit the precision of our assessment of the 50th percentile of the Compensation Peer Group for a compensation decision. In addition to considering levels of compensation suggested by market data to make compensation decisions, the Compensation Committee may also consider other relevant factors. The additional factors the Compensation Committee may consider in determining compensation levels are discussed below for each element of the total compensation mix. The allocation between cash and non-cash compensation is based on the practices of our Compensation Peer Group and the Compensation Committee’s determination of the appropriate mix among base pay, annual cash incentives and long-term equity incentives to encourage retention and performance. For the fiscal year ended February 28, 2007, the elements of the compensation mix include:
•	Base salary;

•	Annual cash bonuses;

•	Long-term incentive compensation; and

•	Broad-based benefits programs.

Base Salary
     We establish the base salary of each Named Executive based on consideration of the 50th percentile pay levels of the Compensation Peer Group. We also consider other relevant factors for each Named Executive such as achievement of pre-agreed objectives under his or her departmental business plan for the preceding fiscal year, individual performance review, the internal equity of the executive’s base salary as compared to salaries of our other executives, and the level of the executive’s experience in his or her current position. In reviewing base salaries for our Named Executives, we believe it is also appropriate to consider our performance against key objectives under our corporate business plan for the preceding fiscal year, including objectives related to revenue and earnings targets. Base salary adjustments are subject to terms and conditions under the Named Executive’s employment agreements. Employment agreements with our Named Executives generally include a provision for an annual review of the executive’s base salary and limit the ability of the Company to reduce the base salary below the level set forth in the contract. Due in significant part to the Company’s failure to achieve revenue and earnings targets under our corporate business plan for fiscal 2006, the Compensation Committee decided to not increase the salaries of any Named Executives during fiscal 2007. Although the Compensation Committee believes that competitive base salaries are necessary to attract and retain a highly qualified executive team, it feels that a significant portion of executive compensation should be based on pay-for-performance.
Annual Cash Bonuses
     It is our general practice to provide Named Executives an opportunity to earn cash bonus amounts under programs that reward attainment of key objectives under corporate and/or departmental annual business plans. The objectives that underlie cash bonus programs may vary between fiscal years and between the Named Executives, but generally include objectives that reward attainment of targeted revenues and earnings. In setting the bonus amounts a Named Executive is eligible to earn for achieving specified objectives, we generally target bonus levels at the 50th percentile of the Compensation Peer Group and published survey data. Bonus opportunities for achieving objectives are generally established as a percentage of an executive’s base salary. Executives can sometimes earn reduced bonus amounts if a minimum level of performance against an objective is achieved. Executives can sometimes also earn increased bonus amounts for performance in excess of the level of performance targeted under an objective. The decision as to whether to offer a cash bonus program to Named Executives for any fiscal year, the type and funding of any program offered, and the objectives that underlie any program, are subject to the discretion of the Compensation Committee and their assessment of general and industry specific conditions existing during the applicable period. In determining the amount of bonus that a Named Executive is eligible to earn under a bonus program, the Compensation Committee may also exercise discretion based on its assessment of the executive’s contribution and accountability for the objectives that are the subject of the bonus, the internal equity of the executive’s bonus opportunity as compared to bonus opportunities for our other executives, and any other factors the Compensation Committee considers relevant. The Company does not have a formal policy regarding the adjustment or recovery of payments or other awards (other than as required by law) if relevant performance measures are restated or otherwise adjusted.
     For fiscal 2007, the Compensation Committee offered each of the Named Executives an opportunity to earn a cash bonus under our Fiscal Year 2007 Annual Incentive Compensation Plan, or Fiscal 2007 AICP. Bonus amounts under the Fiscal 2007 AICP were based on the Company’s performance against targeted amounts of adjusted operating income, or AOI, and revenues for fiscal 2007, and were subject to achievement of minimum threshold levels of performance. The AOI was defined as operating income excluding non-recurring acquisition costs, stock compensation expenses, and any other expenses the Compensation Committee, in its discretion, determined were unusual or non-recurring. For purposes of determining whether the Company achieved the revenue target, the Compensation Committee could, in its discretion, exclude any revenues it determined were unusual or non-recurring. Targeted revenues and AOI under the Fiscal 2007 AICP reflected the amounts of revenues and AOI budgeted in our corporate business plan for fiscal 2007. At the time the Fiscal 2007 AICP was approved, the Compensation Committee believed that obtainment of the targeted revenues and AOI would be challenging but achievable. A range of bonus opportunities for each Named Executive under the Fiscal 2007 AICP is set forth in the table entitled “Grants of Plan Based Awards for Fiscal Year 2007.” Subject to the Company’s achievement of the minimum threshold amounts, bonus amounts under the Fiscal 2007 AICP would have increased or decreased in accordance with a sliding scale based upon the amount, if any, the actual AOI and revenues for fiscal 2007 were less than or greater than the targeted amounts. None of the Named Executives earned a cash bonus under the Fiscal 2007 AICP because the Company failed to achieve the minimum threshold amounts of targeted AOI and revenues.
     In addition to bonus opportunities under the Fiscal 2007 AICP, two of our Named Executives had opportunities to earn cash bonuses based on sales bookings, revenues and/or contribution margins during fiscal 2007. Sales bookings include purchase orders for sales of our products and related implementation services that are included in the Company’s reported solutions backlog, in addition to orders for maintenance services and managed services that are not included in the Company’s reported solutions backlog for the reasons discussed in the Management, Discussion and Analysis section of our Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Contribution margin under a departmental business plan refers to gross margin less certain departmental expenses. Our Senior Vice President and Managing Director of the EMEA, Frank Sherlock, functions as our principal sales executive for Europe, the Middle East and Africa (the “EMEA”). In his capacity as the principal sales executive for our EMEA operations, Mr. Sherlock had an opportunity to earn the following bonuses for achieving objectives under his departmental business plan for the EMEA: 17.5% of his base salary for achievement of departmental targeted revenues; 24.5% of his base salary for achievement of departmental targeted sales bookings; and 10.5% of his base salary for achievement of the departmental targeted contribution margin. Our Executive Vice President and Chief Operating Officer, Jim Milton, functions as our principal sales executive for global sales. Our principal sales executive for the EMEA region, Mr. Sherlock, and principal sales executive for the Americas region, both report directly to Mr. Milton. In his capacity as the principal sales executive for our global operations, Mr. Milton had an opportunity to earn a bonus equal to 35% of his base salary for the achievement of targeted sales bookings under the Company’s corporate business plan for fiscal 2007.
     At the time the corporate business plan and associated departmental business plans in support of the corporate business plan were approved, the Compensation Committee believed that obtainment of the revenue, sales bookings and contribution margin targets would be challenging but achievable. Subject to their achievement of the minimum threshold amounts under their respective bonus plans, bonus amounts payable to Mr. Sherlock or Mr. Milton increased or decreased in accordance with a sliding scale based upon the amount, if any, actual sales bookings or, in the case of Mr. Sherlock, actual revenues and actual contribution margins, were greater than or less than the targeted amounts. Based on the Company’s global sales bookings during fiscal 2007, Mr. Milton earned a bonus equal to $122,500, or 35% of his base salary. Based on the Company’s results from operations for the EMEA during fiscal 2007, Mr. Sherlock earned a bonus equal to $122,113, or 51% of his base salary. Approximately 58% of the aggregate bonus earned by Mr. Sherlock was attributable to sales bookings for the EMEA. The sales bookings bonuses paid to Messrs. Milton and Sherlock are supported by a 60% increase in the Company’s reported solutions backlog from the end of fiscal 2006 to the end of fiscal 2007.
     In addition to the cash bonus opportunities under formal cash bonus programs such as the Fiscal 2007 AICP, the Compensation Committee may choose to reward extraordinary performance and achievements by awarding discretionary bonuses to the Named Executives and other executives from time to time. With respect to the Named Executives, no discretionary bonuses were awarded based on the Company’s performance or the executive’s performance during fiscal 2007. However, in recognition of special accomplishments during fiscal 2006, discretionary cash bonuses ranging between $5,000 and $10,000 were awarded to certain Named Executives during the first week of fiscal 2007.
Long-term Incentive Compensation
     It is our general practice to make a grant of long-term incentive compensation to our Named Executives during each fiscal year. We believe that offering long-term incentive awards will aid in the retention of our Named Executives and serve to align their interests with those of our shareholders. As with other elements of our total compensation program, we consider award levels at the 50th percentile of the Compensation Peer Group and published survey data. In determining the level of award for a Named Executive we also consider other relevant factors such as achievement of pre-agreed objectives under his or her departmental business plan for the preceding fiscal year, the executive’s performance review, and the internal equity of the level of award granted to the executive compared to awards granted to our other executives. In reviewing the award levels for our Named Executives, we believe it is also appropriate to consider our performance against key objectives under the corporate business plan for the preceding fiscal year, including objectives related to revenue and earnings targets, and whether the Company’s financial performance during the preceding fiscal year has benefited our shareholders through any meaningful appreciation in the market price for our common stock. In administering our equity compensation programs, we closely monitor the level of dilution that can result from equity awards to our executives and other employees and believe it is appropriate to consider the dilutive effect of our aggregate equity awards during any fiscal year.
     Historically, the Compensation Committee has emphasized equity-based compensation for our executives in the form of stock option grants. During fiscal 2007, stock options were granted to the Named Executives. However, as a result of Financial Accounting Standard No. 123R, the evolving landscape of equity-based compensation, and our desire to limit the aggregate number of shares granted under our equity compensation plans to help reduce dilution to our shareholders, the Compensation Committee is considering alternative forms of long-term incentive compensation for our Named Executives and other employees. If approved by shareholders at the annual meeting, the 2007 Stock Incentive Plan will provide a number of alternatives for granting long-term incentive compensation, including options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other incentive awards. The Compensation Committee is considering several alternatives, including awarding restricted stock units or awarding a mix of stock options and restricted stock units. During fiscal 2007, the Compensation Committee did approve awards of restricted stock units and awards of a mix of restricted stock units and stock options to employees who were not Named Executives. The Compensation Committee will continue to review and consider alternative equity-based compensation practices that are less dilutive to our shareholders than our traditional practices. As compared to our traditional stock option award practices, certain of these alternative equity-based compensation practices would reduce the amount of compensation expense recognized in the Company’s income statements, which would in turn increase net income.
     On the day following our annual shareholders meeting during fiscal 2007, the Named Executives were granted stock options under the 2005 Stock Incentive Plan at an exercise price equal to the fair market value of our common stock on the grant date. These options vest in equal amounts on the first three anniversaries of the date of grant, subject to the Named Executive’s continued employment with the Company. All options granted to the Named Executives in fiscal 2007 under the 2005 Stock Incentive Plan expire seven years from the grant date, unless the executive’s employment is terminated before the end of such seven-year period.
Broad-Based Benefits Programs
     The Company offers certain broad-based benefits programs that include benefits such as health, dental, disability and life insurance, health care savings accounts, paid vacation time and company contributions to a 401(k) Employee Savings Plan. Benefits under such programs are provided to all employees in accordance with practices within the marketplace and are a necessary element of compensation in attracting and retaining employees. In addition to our broad-based health program, the Company pays for an annual physical exam for each of our vice presidents, including the Named Executives. All vice presidents and certain other management level employees in our United Kingdom subsidiary, including the Managing Director of the EMEA who is a Named Executive, receive a car allowance. There are no additional benefits programs for our Named Executives.
Executive Employment Agreements
     Each of the Named Executives has entered into an employment agreement with the Company. The Compensation Committee believes employment agreements should not include provisions that would obligate a potential acquirer of the Company to make large payouts to the Named Executives simply because a change of control has occurred. Because of this concern, the occurrence of a change of control event alone will not trigger any payment obligations to the Named Executives under their respective employment agreements. With the exception of the employment agreement with our Senior Vice President and Managing Director of the EMEA, Francis Sherlock, each of the employment agreements include provisions that can under certain conditions trigger payment obligations upon termination of the Named Executive’s employment. The Company’s contractual obligation to make payments to a Named Executive following the termination of his employment is subject to certain conditions including execution of a general release agreement, and adherence to non-compete and non-disparagement provisions. With the exception of Mr. Sherlock’s agreement, each of the employment agreements include payment obligations in the event the Named Executive’s employment is terminated by the Company without “Cause” (as defined in their respective employment agreements). The employment agreements with our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer also provide for payments if the executive dies or if he terminates his employment for “Good Reason” (as defined in their respective employment agreements). The agreements with these three Named Executives further provide for the payment of “gross-up” benefits if the executive becomes liable for an excess parachute excise tax in connection with a change in control. Excess parachute excise tax can have widely divergent and unexpected effects based on an executive’s personal compensation history. The “gross-up” benefits are intended to provide an equal level of change in control benefits without regard to the effect of the excise tax. Because the Company commits to employ a Named Executive for the term set forth in the applicable employment agreement, we believe it is appropriate to incur payment obligations if the executive’s employment is terminated without Cause during the term of the agreement. Based on similar considerations, we believe it is appropriate to incur a payment obligation if the Named Executive terminates his employment for Good Reason.
     A more detailed discussion of the Company’s obligation under certain conditions to make payments to Named Executives following the termination of their employment, including any termination of their employment following a change of control, is set forth in the section entitled “Agreements with Executive Officers.”

Long Term Incentive Plan Change of Control Provisions
     Under the terms of the Company’s 2005 Stock Incentive Plan (and prior option plans), awards are generally subject to special provisions upon the occurrence of change in control transactions (as defined in each plan) unless otherwise provided in the applicable award agreement. Awards under the 2005 Stock Incentive Plan and prior option plans are not limited to the Named Executives, and the Compensation Committee has broad discretion to authorize equity-based awards to other employees of the Company and its subsidiaries. Under the 2005 Stock Incentive Plan (and under the 2007 Stock Incentive Plan, if approved by our shareholders), if a change in control occurs and a participant is involuntarily terminated other than for cause or the participant voluntarily terminates for good reason, in either case within one year after a change in control (during the period beginning 90 days before a corporate change and ending one year after a corporate change under the proposed 2007 Stock Incentive Plan), any outstanding stock options, restricted stock, restricted stock units, and other plan awards would generally become immediately fully vested and exercisable. Awards granted under the Company’s stock plans that were in effect before the 2005 Stock Incentive Plan are subject to the terms of the stock plans as in effect when the awards were granted. Under the 1998 Stock Option Plan, the 1999 Stock Option Plan, and the 2003 Stock Option Plan, in the event of a corporate change, there is no termination of service requirement and all outstanding options will become exercisable in full and all restrictions imposed on any common stock that may be delivered upon exercise of those options will be deemed satisfied. We believe the provision of these change in control benefits is generally consistent with market practice among our peers, is a valuable executive talent retention incentive and is consistent with the objectives of our overall executive compensation program.
Timing of Grants of Options and Restricted Stock Units
     In fiscal 2007, we granted stock options to our Named Executives at a meeting of our Compensation Committee held the day after our annual meeting of shareholders. It has been the practice of the Compensation Committee to hold a meeting the day of, or day after, our annual meeting of shareholders to authorize a grant of stock options for our executive officers at an exercise price equal to the market price of our common stock on the date the option grants are approved.
     For fiscal year 2008, the Compensation Committee has adopted a formal procedure for granting stock options and restricted stock units to all executive officers, which includes the Named Executives. The proposed procedures apply to all grants of stock options and restricted stock units to executive officers, including, “new hire grants,” “continuing grants” and “annual grants.” They do not apply to grants made to executive officers at such time, if any, as they may become new-hire employees of the Company in connection with the Company’s acquisition of another business. The procedures include the following:
     New Hire Grants of Stock Options and Restricted Stock Units. We endeavor to grant stock options and restricted stock units to newly hired executives with grant dates effective soon after the Company has provided current information concerning the results from operations for its most recent fiscal quarter or fiscal year and its outlook for the future. In effect, we consider these time periods between when the Company has recently provided such current information, which we refer to as the Interim Periods, to begin the day after the third business day following our definitive earnings release for the Company’s preceding fiscal quarter and to end the day before the third business day following a definitive earnings release for the next fiscal quarter. Accordingly, any stock options or restricted stock units approved during an Interim Period by our Compensation Committee for a newly hired executive will be granted on the third business day after the Company’s next definitive quarterly or annual earnings announcement. For example, if the Compensation Committee authorized a grant to a new-hire executive officer on October 20th and the executive officer started employment on November 20th and the third business day following the definitive earnings release for the fiscal quarter ended November 30th is December 23rd, the grant date would be December 23rd. If the new-hire executive officer started employment on October 10th but the Compensation Committee did not authorize the grant until after December 23rd, the grant date would be the third business day following the definitive earnings release for the fiscal quarter ending February 28th or 29th.
     Annual Grants of Stock Options and Restricted Stock Units. If the Compensation Committee determines to authorize regularly scheduled “annual” grants of restricted stock units or stock options or a mix of stock options and restricted stock units for any fiscal year, such grants will be made on the first business day after the date of our annual meeting of shareholders, and the Compensation Committee will authorize such grants on the first business day following the annual meeting of shareholders or on any date that occurs during the 60 calendar day period preceding the first business day after the annual meeting.
     Continuing Grants of Stock Options and Restricted Stock Units. In addition to the regularly scheduled “annual grants” of stock options and restricted stock units, the Compensation Committee may grant stock options and/or restricted stock units to executive officers for retention, promotion or special bonus reasons. The procedure for continuing grants is similar to the procedure for “new hire grants.” Any continuing grant of stock options or restricted stock units authorized during an Interim Period will be granted on the third business day after the Company’s next quarterly earnings release.
     Additional Procedures. The Compensation Committee recognizes that the timing and basis for authorizing any continuing grants may inherently involve more discretion than the timing of new hire or annual grants. Because of the greater degree of discretion inherent in continuing grants, the Compensation Committee will discuss the basis and timing of any continuing grants to executive officers during a preceding fiscal year in the Compensation Discussion and Analysis section of the annual proxy statement. The Compensation Committee further recognizes that in rare instances there may be substantial and justified reasons for deviating from certain procedures outlined above. In the rare instance that the Compensation Committee may have determined it was appropriate to deviate from the procedures outlined above during a preceding fiscal year, the terms of the deviation and the basis for the deviation will be discussed in the Compensation Discussion and Analysis section of the annual proxy statement.
     Exercise Price of Stock Options. In all instances, the exercise price for stock options is set at the market price of the Company’s common stock on the grant date. Under the express terms of the 2005 Stock Incentive Plan, the market price is defined as the average of the high and low price of the Company’s common stock. Based on recent guidance from the Securities and Exchange Commission, the 2007 Stock Incentive Plan will define the market price as the closing price for the Company’s common stock on the grant date, if such plan is approved at the annual meeting of shareholders.
Stock Ownership Guidelines
     The Compensation Committee has not established required levels of stock ownership for the Named Executives or other executive officers, but it has established stock ownership guidelines. These guidelines provide for each executive officer to hold a number of shares of the Company’s common stock with an aggregate market value that equates to a specified multiple of the executive’s base salary. The guidelines currently range from four times base salary for the Chief Executive Officer to two times base salary for senior vice presidents who are executive officers. The value of each executive’s share holdings for purposes of the guidelines is based on the greater of the current market price of the Company’s common stock or the market price on the date the executive purchased the shares. Even though some executive officers hold a number of shares at or above the number of shares specified under the guidelines, the Compensation Committee recognizes that newer executive officers or employees who were recently promoted to executive officer positions may require some period of time to achieve the guideline amounts. The guidelines therefore contemplate a five-year transition period for acquiring a number of shares with the specified market value. The Compensation Committee monitors and considers each executive’s progress toward achieving the levels of share ownership specified in the guidelines in determining grants of equity awards.
Tax Deductibility and Executive Compensation
     Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to the Chief Executive Officer and other Named Executives to $1 million per individual, unless certain requirements are met which establish that compensation as performance-based. The Compensation Committee has considered the impact of this tax code provision and attempts, to the extent practical, to implement compensation policies and practices that maximize the potential income tax deductions available to the Company by qualifying such policies and practices as performance-based compensation exempt from the deduction limits of Section 162(m).
     The Compensation Committee will continue to review and modify our compensation practices and programs as necessary to ensure our ability to attract and retain key executives while taking into account the deductibility of compensation payments. Under the 2005 Stock Incentive Plan and, if approved at the annual meeting of shareholders, our 2007 Stock Incentive Plan, awards of stock options and stock appreciation rights are designed generally to meet the performance-based compensation exception to the Section 162(m) deduction limitation. Performance awards available under the 2005 Stock Incentive Plan and, if approved at the annual meeting of shareholders, our 2007 Stock Incentive Plan (which may be paid in the form of cash, restricted common stock or unrestricted common stock), may be designed to meet the performance-based compensation exception to Section 162(m).
     For fiscal 2007, Section 162(m) of the Internal Revenue Code did not limit our deduction for compensation paid to our Chief Executive Officer and other Named Executives.

Current Freeze on Executive Compensation
     During the first quarter of our fiscal 2008, the Compensation Committee resolved to freeze compensation for our executive officers until the Company’s performance improves or the Compensation Committee determines that other circumstances dictate that it would be appropriate to increase or offer additional compensation. The freeze includes any new bonus arrangements, salary adjustments and equity-based compensation awards. The only exceptions to the freeze on executive compensation are for bonus arrangements made available to one or more of our principal sales executives to provide an incentive for sales bookings, revenues and/or contribution margins. The only Named Executive who will have an opportunity to earn bonuses in his capacity as a principal sales executive is Mr. Sherlock, the Senior Vice President and Managing Director for the EMEA.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Members of the Compensation Committee
Donald B. Reed (Chair)
Saj-nicole A. Joni Ph.D.
Gerald F. Montry
Jack P. Reily

SUMMARY COMPENSATION TABLE
     The following table sets forth certain summary information concerning the compensation paid or awarded to our Named Executives for services rendered in all capacities to the Company and its subsidiaries for the fiscal year ended February 28, 2007.

				Non-Equity
			Option	Incentive Plan	All Other
Name and		Salary	Awards	Compensation	Compensation	Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)
Robert E. Ritchey, President & Chief Executive Officer	2007	$395,000	$1,169,369	$0	$19,780	$1,584,149

Craig E. Holmes, Executive Vice President & Chief Financial Officer	2007	262,500	290,122	0	8,123	560,745

James A. Milton, Executive Vice President & Chief Operating Officer	2007	350,000	245,644	122,500	17,721	735,865

Francis G. Sherlock, Senior Vice President & Managing Director EMEA(5)	2007	239,561	95,267	122,113	16,499	473,440

Kenneth A. Goldberg, Senior Vice President, Corporate Development & Strategy (6)	2007	230,000	115,824	0	28,610	374,434

(1)	“Salary” includes amounts deferred at the Named Executive’s election pursuant to the Company’s 401(k) Employee Savings Plan.

(2)	The amounts disclosed under “Option Awards” represent the dollar amount recognized for financial statement reporting purposes pursuant to FAS 123R. See Note J to the Company’s audited financial statements included in its Annual Report on Form 10-K for a discussion of the relevant assumptions used in calculating these amounts.

(3)	Amounts disclosed under “Non-Equity Incentive Plan Compensation” for Mr. Milton reflect the amount of cash bonus he earned based on world-wide sales bookings during fiscal 2007. The amounts disclosed for Mr. Sherlock reflect the amount of cash bonus he earned based on sales bookings, revenues and contribution margin for our EMEA operations. The bonus opportunities made available to Messrs. Milton and Sherlock are described in the section entitled “Annual Cash Bonuses” in the Compensation Discussion and Analysis.

(4)	“All Other Compensation” for the Named Executives other than Mr. Sherlock, includes Company contributions on behalf of such Named Executives under the Company’s 401(k) Employee Savings Plan, “gross-ups” or other amounts reimbursed during the fiscal year for the payment of taxes and amounts includable in compensation for Company-paid group term life insurance and disability insurance. All other compensation for Mr. Sherlock includes the items described in footnote (5) below.

(5)	“All Other Compensation” for Mr. Sherlock includes $16,499 for car allowance, private medical coverage, Death in Service Insurance, and fuel card usage.

(6)	“All Other Compensation” includes $21,537 to reimburse property taxes and relocation expenses for Mr. Goldberg.

Grants of Plan-Based Awards for Fiscal Year 2007
     The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended February 28, 2007 to the Named Executives.

					Option
		Estimated Future Payouts			Awards:	Exercise
		Under Non-Equity Incentive Plan			Number of	Price of	Grant Date
		Awards(1)(2)			Securities	Options	Fair Value
		Thres-	Target	Maxi-	Underlying	Awards	of Option
Name	Grant Date	hold ($)	($)	mum ($)	Options (#)	($/Sh)	Awards(3)
Robert E. Ritchey, President & Chief Executive Officer	7/13/06	$159,975	$296,250	$563,408	150,000	$6.975	$496,500

Craig E. Holmes, Executive Vice President & Chief Financial Officer	7/13/06	70,875	131,250	249,611	75,000	6.975	248,250

James A. Milton, Executive Vice President & Chief Operating Officer	7/13/06	66,150 49,000	122,500 122,500	232,971 367,500	75,000	6.975	248,250

Francis G. Sherlock, Senior Vice President & Managing Director EMEA	7/13/06	22,639 50,307	41,924 125,769	79,729 377,306	35,000	6.975	115,850

Kenneth A. Goldberg, Senior Vice President, Corporate Development & Strategy	7/13/06	49,680	92,000	174,966	30,000	6.975	99,300

(1)	The first row in the columns entitled “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” shows the range of payouts that was targeted for performance under the Company’s Fiscal Year 2007 Annual Incentive Compensation Plan (the “Fiscal 2007 AICP”), which was adopted by the Compensation Committee on March 6, 2006. None of the Named Executives earned any bonuses under the Fiscal 2007 AICP which expired at the end of fiscal 2007. The Fiscal 2007 AICP is described in the section entitled “Annual Cash Bonuses” in the Compensation Discussion and Analysis.

(2)	The second row in the columns entitled “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” shows the range of payouts that was targeted under cash bonus plans made available to Messrs. Milton and Sherlock in their capacities as the principal sales executives for the Company’s global and EMEA operations, respectively. The actual amounts paid to Messrs. Milton and Sherlock for the fiscal year ended February 28, 2007 are set forth in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” The bonus opportunities made available to Messrs. Milton and Sherlock are described in the section entitled “Annual Cash Bonuses” in the Compensation Discussion and Analysis.

(3)	The amounts in the column entitled ”Grant Date Fair Value of Option Awards” represent the full grant fair value of each award as determined pursuant to FAS 123R.

OUTSTANDING EQUITY AWARDS AT END OF FISCAL YEAR 2007
     The following table sets forth certain information with respect to grants of stock options to the Named Executives that remained outstanding at the end of fiscal year 2007.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option Exercise
	Options	Options		Price	Option Expiration
Name	(#) Exercisable	(#) Unexercisable		($)	Date
Robert E.	100,000	0		$7.51550	1-Dec-10
Ritchey,	50,000	0		$11.99000	11-May-11
President &	40,000	0		$1.88	22-Apr-13
Chief Executive	200,000	0		$7.115	20-Aug-13
Officer	75,000	75,000	(1)	$9.105	21-Jul-14
	200,000	100,000	(2)	$13.020	6-Dec-14
	122,500	122,500	(3)	$9.535	13-Jul-12
	0	150,000	(4)	$6.97500	13-Jul-13

Craig E. Holmes,	70,000	0		$7.010	27-Aug-13
Executive Vice	45,000	50,000	(5)	$9.105	21-Jul-14
President &	42,500	42,500	(6)	$9.535	13-Jul-12
Chief Financial	0	75,000	(7)	$6.97500	13-Jul-13
Officer

James A. Milton,	50,000	100,000	(8)	$8.575	30-Jan-13
Executive Vice	0	75,000	(9)	$6.97500	13-Jul-13
President & Chief Operating Officer

	15,000	0		$14.87500	17-Aug-09
	7,500	0		9.68750	8-Aug-10
Francis G.	7,000	0		1.015	18-Jul-12
Sherlock, Senior	10,500	0		$1.88	22-Apr-13
Vice President &	30,000	0		$7.115	20-Aug-13
Managing	15,000	15,000	(10)	$9.105	21-Jul-14
Director EMEA	12,500	12,500	(11)	$9.535	13-Jul-12
	0	35,000	(12)	$6.97500	13-Jul-13

Kenneth A.	23,333	46,667	(13)	$9.065	16-Aug-12
Goldberg,	0	30,000	(14)	$6.97500	13-Jul-13
Senior Vice President, Corporate Development & Strategy

(1)	Of the shares underlying unvested options, approximately 75,000 shares will vest on July 21, 2007.

(2)	Of the shares underlying unvested options, approximately 100,000 shares will vest on December 6, 2007.

(3)	Of the shares underlying unvested options, approximately 122,500 shares will vest on February 28, 2009.

(4)	Of the shares underlying unvested options, approximately 50,000 shares will vest on July 13, 2007, approximately 50,000 shares will vest on July 13, 2008, and approximately 50,000 shares will vest on July 13, 2009.

(5)	Of the shares underlying unvested options, approximately 50,000 shares will vest on July 21, 2007.

(6)	Of the shares underlying unvested options, approximately 42,500 shares will vest on February 28, 2009.

(7)	Of the shares underlying unvested options, approximately 25,000 shares will vest on July 13, 2007, approximately 25,000 shares will vest on July 13, 2008, and approximately 25,000 shares will vest on July 13, 2009.

(8)	Of the shares underlying unvested options, approximately 50,000 shares will vest on January 30, 2008 and approximately 50,000 shares will vest on January 30, 2009.

(9)	Of the shares underlying unvested options, approximately 25,000 shares will vest on July 13, 2007, approximately 25,000 shares will vest on July 13, 2008, and approximately 25,000 shares will vest on July 13, 2009.

(10)	Of the shares underlying unvested options, approximately 15,000 shares will vest on July 21, 2007.

(11)	Of the shares underlying unvested options, approximately 12,500 shares will vest on February 28, 2009.

(12)	Of the shares underlying unvested options, approximately 11,666 shares will vest on July 13, 2007, approximately 11,667 shares will vest on July 13, 2008, and approximately 11,667 shares will vest on July 13, 2009.

(13)	Of the shares underlying unvested options, approximately 23,333 shares will vest on August 16, 2007 and approximately 23,334 shares will vest on August 16, 2008.

(14)	Of the shares underlying unvested options, approximately 10,000 shares will vest on July 13, 2007, approximately 10,000 shares will vest on July 13, 2008, and approximately 10,000 shares will vest on July 13, 2009.

AGREEMENTS WITH EXECUTIVE OFFICERS
     Employment Agreement with Robert E. Ritchey. Effective as of December 1, 2004, Robert E. Ritchey, our President and Chief Executive Officer, entered into a new employment agreement with us. The initial term of his agreement will expire on February 28, 2008. The employment agreement provides that Mr. Ritchey will receive an annual base salary of $395,000 and may participate in our annual incentive bonus programs applicable to his position, which included the Fiscal 2007 AICP which is discussed below.
     Under his employment agreement, Mr. Ritchey is required to not compete with us while he renders services and for a period of two years following the end of his employment. The agreement further provides that we can terminate Mr. Ritchey’s employment for death, for Cause, or for Inability to Perform (as such terms are defined in the agreement). Upon six months prior written notice, we may also terminate his employment without Cause. Mr. Ritchey may terminate his employment for Good Reason (as defined in the agreement) unless we are able to remedy the circumstances constituting Good Reason within 30 days after Mr. Ritchey notifies us of such circumstances. If Mr. Ritchey dies, we will pay his designated beneficiary any accrued and unpaid salary plus a lump sum equivalent to six months’ base salary. In the event that Mr. Ritchey had died on February 28, 2007, his beneficiary would have received a lump sum payment equal to $197,500. If his employment is terminated for Cause or for his Inability to Perform, we will have no liability for further payments to Mr. Ritchey other than payment of any unpaid portion of his base salary through the date of termination.
     If Mr. Ritchey’s employment is terminated by us for any reason other than death, Inability to Perform, or Cause, or if Mr. Ritchey terminates his employment for Good Reason, in either event prior to a Change of Control of the Company, we will continue to pay him an amount equal to his base salary and matching contributions on premiums for our group health insurance for 18 months following the end of his employment. To receive such payments following the termination of his employment, Mr. Ritchey must, within 60 days, sign a general release agreement. If, following the termination of Mr. Ritchey’s employment we determine in our reasonable judgment that he has violated any of his obligations of confidentiality, noncompetition or nondisparagement, we will stop making payments to him and require him to repay any prior payments. In addition, we may suspend such payments if Mr. Ritchey is arrested or indicted for any felony or similar criminal offense, or any violation of federal or state securities laws, or a civil enforcement action is brought against him by a regulatory agency for actions or omissions related to his employment with us, or if we reasonably believe that he committed an act or omission that would have entitled us to terminate his employment for Cause. If Mr. Ritchey is found guilty or enters into a plea agreement, consent decree, or similar arrangement with respect to a civil or criminal proceeding, or if the Board determines that he has committed such an act or omission, we will stop making monthly payments to him and require him to repay all prior payments. If any such civil or criminal proceedings do not result in a finding of guilt or an entry of a plea arrangement or consent decree or similar arrangement, or the Board determines that Mr. Ritchey has not committed such an act or omission, we will pay Mr. Ritchey any monthly payments that were suspended, with interest, and continue to make all remaining payments. In the event that the Company had terminated Mr. Ritchey’s employment without “Cause” or he voluntarily terminated his employment for “Good Reason,” in either case prior to a “Change in Control,” Mr. Ritchey would have been entitled to 18 monthly payments in the aggregate amount of $592,500 and matching contributions on premiums for our group health insurance for such 18 month period in the aggregate amount of $17,363 for a total value of $609,863.
     Following a Corporate Change (as defined in the agreement) and for a period of two years thereafter, if Mr. Ritchey’s employment is terminated for any reason other than death, Inability to Perform, Cause, or termination by Mr. Ritchey for Good Reason, we will pay him a lump sum amount (the “Change in Control Amount”) equal to his then-current base salary and the amount of annual incentive bonus which he received in the Company’s last fiscal year multiplied by 2.99. Any lump sum payment resulting from a termination of Mr. Ritchey’s employment following a Corporate Change will generally occur six months after his date of separation. The agreement also provides that, if the Change in Control Amount is subject to certain federal excise taxes, we will “gross-up” the Change in Control Amount such that Mr. Ritchey will receive a net amount after such taxes, equal to the Change in Control Amount that he would have received had such taxes not been imposed. If the Company had terminated Mr. Ritchey’s employment without Cause or he had voluntarily terminated his employment with Good Reason on February 28, 2007, and this was within 24 months of a “Change of Control” of the Company, Mr. Ritchey would have been entitled to receive a lump sum payment equal to $1,181,050 and matching contributions on premiums for our group health insurance in the aggregate amount of $17,363, for a total value of $1,198,413.
     Employment Agreements with Craig E. Holmes and James A. Milton. Effective as of May 8, 2006, we entered into new employment agreements with Craig Holmes, our Executive Vice President and Chief Financial Officer and James Milton, our Executive Vice President and Chief Operating Officer. The initial terms of the agreements will end on May 8, 2008. The new employment agreements did not increase or otherwise modify the base salaries of $ 350,000 and $ 262,500 payable to Messrs. Milton and Holmes, respectively, and did not offer them any additional cash bonus or equity based incentive opportunities. As with Mr. Ritchey, each of them was eligible to earn a cash bonus under the Fiscal 2007 AICP which is discussed below. In addition to his opportunity to earn a bonus under the Fiscal 2007 AICP, Mr. Milton, in his capacity as our principal sales executive for global sales, earned a cash bonus equal to $ 122,500 or 35% of his base salary based on our global sales bookings for fiscal 2007. The bonus opportunity for Mr. Milton in his capacity as a principle sales executive is described in the section entitled “Annual Cash Bonuses” in the Compensation Discussion and Analysis, and a range of amounts of bonus he could have earned under such plan are described in the table entitled “Grants of Plan Based Awards.”
     The employment agreements with Messrs. Milton and Holmes require that the applicable executive not compete with us while he renders services under his agreement and for a period of 18 months following the end of his employment. The agreements further provide that we may terminate the executive’s employment for death, for Cause, or for Inability to Perform (as such terms are defined in the agreements). Upon three months prior written notice, we may terminate the executive’s employment without Cause. The executive may terminate his employment for Good Reason (as defined in the agreements), unless we are able to remedy the circumstances constituting Good Reason within 30 days after the executive notifies us of such circumstances. If the executive dies, we will pay his designated beneficiary any accrued and unpaid base salary plus a lump sum equivalent to six months’ base salary. In the event that Messrs Milton and Holmes had died on February 28, 2007, their designated beneficiaries would have received lump sum payments of $175,000 and $131,250, respectively. If the executive is terminated for Cause or for his Inability to Perform, we will have no liability for further payments to him other than payment of any accrued and unpaid of his base salary through the date of termination.
     If the executive’s employment is terminated by us for any reason other than death, Inability to Perform, or Cause, or if the executive resigns for Good Reason, in either case prior to a Change of Control (as defined in their agreements), we will continue to pay his base salary for 18 months following the end of his employment if, within 60 days, he signs a general release agreement. In addition to paying his salary for 18 months we will continue to make matching contributions toward the payment of the executive’s premiums for our group health insurance coverage for a period of up to 15 months. If, in our reasonable judgment, the executive after the termination of his employment violates any of his obligations of confidentiality, noncompetition or nondisparagement, our obligation to make monthly payments will end. In addition, we may suspend such payments if the executive is arrested or indicted for any felony or similar criminal offense, or any violation of federal or state securities laws, or a civil enforcement action is brought against him by a regulatory agency for actions or omissions related to his employment with us, or if we reasonably believe he committed an act or omission that would have entitled us to terminate his employment for Cause. If the executive is found guilty or enters into a plea agreement, consent decree, or similar arrangement with respect to a civil or criminal proceeding, or if the Board determines that he has committed such an act or omission, our obligation to make any additional monthly payments will end and the executive will repay to us any prior payments. If any such civil or criminal proceedings do not result in a finding of guilt or an entry of a plea arrangement or consent decree or similar arrangement, or the Board determines that the executive has not committed such an act or omission, we will pay the executive any monthly payments that were suspended, with interest, and continue to make all remaining payments. In the event that the Company had terminated Mr. Milton’s employment without “Cause” or he voluntarily terminated his employment for “Good Reason,” in either case prior to a “Change in Control,” Mr. Milton would have been entitled to 18 monthly payments in the aggregate amount of $525,000 and matching contributions on premiums for our group health insurance for a 15 month period in the aggregate amount of $20,967 for a total value of $545,967. In the event that the Company had terminated Mr. Holmes employment without “Cause” or he voluntarily terminated his employment for “Good Reason,” in either case prior to a “Change in Control,” Mr. Holmes would have been entitled to 18 monthly payments in the aggregate amount of $393,750 and matching contributions on premiums for our group health insurance for a 15 month period in the aggregate amount of $20,967 for a total value of $414,717.
     Following a Corporate Change (as defined in the agreements) and for a period of 18 months thereafter, if the employment of Messrs. Milton or Holmes is terminated for any reason other than death, Inability to Perform, Cause, or termination by the executive for Good Reason, we will pay him a lump sum amount (the “Change in Control Amount”) equal to 2.00 times the sum of his then-current base salary and the amount of annual incentive bonus he received for the last fiscal year (as determined in accordance with his agreement). The payment will generally occur six months after his date of separation. The agreement also provides that, if the Change in Control Amount is subject to certain federal excise taxes, we will “gross-up” the Change in Control Amount such that the executive will receive a net amount after such taxes, equal to the Change in Control Amount that he would have received had such taxes not been imposed. If the Company had terminated Mr. Milton’s employment without Cause or he had voluntarily terminated his employment with Good Reason on February 28, 2007, and this was within 18 months of a “Change of Control” of the Company, Mr. Milton would have been entitled to receive a lump sum payment equal to $700,000 and matching contributions on premiums for our group health insurance in the aggregate amount of $20,967, for a total value of $720,967. If the Company had terminated Mr. Holmes’ employment without Cause or he had voluntarily terminated his employment with Good Reason on February 28, 2007, and this was within 18 months of a “Change of Control” of the Company, Mr. Holmes would have been entitled to receive a lump sum payment equal to $525,000 and matching contributions on premiums for our group health insurance in the aggregate amount of $20,967, for a total value of $545,967.
     Employment Agreement with Francis G. Sherlock. Mr. Sherlock has an employment agreement with our subsidiary in the United Kingdom which was entered into by Mr. Sherlock when he joined Brite Voice Systems Group Limited on April 15, 1998. Brite Voice Systems Group Limited, now known as Intervoice Limited, was acquired by us in June of 1999. Mr. Sherlock’s employment agreement covers his employment within our UK operations and sets out the policies under which his employment is governed. Mr. Sherlock’s employment agreement does not set out his annual salary but it does provide for severance notice in the event his employment is terminated for reasons other than gross misconduct. Based on Mr. Sherlock’s tenure with us, Mr. Sherlock is currently entitled to receive eight weeks notice if we terminate his employment.
     As with the other Named Executives, Mr. Sherlock was eligible to earn a cash bonus under the Fiscal 2007 AICP which is discussed below. In addition to his opportunity to earn a bonus under the Fiscal 2007 AICP, Mr. Sherlock, in his capacity as a principal sales executive, earned a cash bonus equal to $122,113 or 51% of his base salary based on sales bookings, revenues and contribution margin for our EMEA operations during fiscal 2007. The bonus opportunity for Mr. Sherlock in his capacity as a principal sales executive is also described in the section entitled “Annual Cash Bonuses” in the Compensation Discussion and Analysis, and a range of amounts of bonus he could have earned under such plan are described in the table entitled “Grants of Plan Based Awards.”
     Employment Agreement with Kenneth A. Goldberg. Effective March 1, 2007, we entered into an employment agreement with Kenneth Goldberg, Senior Vice President of Corporate Development and Strategy. The initial term of the agreement will end on February 28, 2009. The new employment agreement did not modify Mr. Goldberg’s annual base salary of $230,000 or his eligibility to participate in the Fiscal 2007 AICP, which is discussed below, or any other annual incentive bonus program we may offer our executive officers, including the Named Executives. The new agreement also did not provide for Mr. Goldberg to receive any additional equity-based compensation.
     The employment agreement requires Mr. Goldberg to not work for one of our competitors, disparage us, solicit employees to terminate their employment, or solicit customers or vendors to terminate their business with us, during the term of the agreement and for a period of 12 months (24 months with respect to non-solicitation of employees) following the end of his employment. Under the agreement we may terminate Mr. Goldberg’s employment for death, for Cause, or for Inability to Perform (as such terms are defined in his agreement). Upon 90 days prior notice we may also terminate his employment without Cause. If Mr. Goldberg dies we will pay any accrued and unpaid salary to his designated beneficiary. If we terminate Mr. Goldberg’s employment for Cause or for Inability to Perform, we will have no liability for further payments other than payment of any accrued and unpaid base salary through the date specified in the notice of termination. If we terminate Mr. Goldberg’s employment for any reason other than death, Inability to Perform, or Cause, we will continue to pay his base salary and matching contributions for his group health insurance for 12 months following the end of his employment, provided he signs a general release agreement. In the event that the Company had terminated Mr. Goldberg’s employment without “Cause” or he voluntarily terminated his employment for “Good Reason,” Mr. Goldberg would have been entitled to 12 monthly payments in the aggregate amount of $230,000 and matching contributions on premiums for our group health insurance for such 12 month period in the aggregate amount of $16,773, for a total value of $246,773.
     If, in our reasonable judgment, Mr. Goldberg violates any obligations of confidentiality, non-competition, non-solicitation or non-disparagement after his employment is terminated, our obligation to make monthly payments under his agreement will end. In addition, we may suspend such payments if he is arrested or indicted for any felony or similar criminal offense, or he violates any federal or state securities laws, or a civil enforcement action is brought against him by a regulatory agency for actions or omissions related to his or her employment with us, or if we reasonably believes he has committed an act or omission that would have entitled us to terminate his employment for Cause. If Mr. Goldberg is found guilty or enters into a plea agreement, consent decree, or similar arrangement with respect to a civil or criminal proceeding, or if the Board determines that he committed such an act or omission, we will stop making monthly payments under his agreement and require him to repay any prior payments. If any such civil or criminal proceedings do not result in a finding of guilt or an entry of a plea arrangement or consent decree or similar arrangement, or the Board determines that he has not committed such an act or omission, we will pay him any monthly payments that were suspended, with interest, and continue to make all remaining payments. Following a Corporate Change (as defined in his agreement) with less than one year remaining under the agreement, the term of the agreement will automatically extend through the first anniversary of the date of the Corporate Change.

     The Fiscal 2007 Annual Incentive Compensation Plan. The Named Executives and our other executive officers were eligible to earn a cash bonus under the Fiscal 2007 Annual Incentive Compensation Plan (the “Fiscal 2007 AICP”). The Named Executives and other executive officers did not earn a bonus under the Fiscal 2007 AICP which expired as of February 28, 2007. The Fiscal 2007 AICP is described in the section entitled “Annual Cash Bonuses” in the Compensation Discussion and Analysis, and a range of amounts of bonus each of the Named Executive’s could have earned under such plan is described in the table entitled “Grants of Plan Based Awards.” For a discussion of the reasons why the Compensation Committee has not approved a cash bonus program for the Named Executives for Fiscal 2008, see the section entitled “Current Freeze on Executive Compensation” in the Compensation Discussion and Analysis. For a discussion of our process for establishing the compensation mix for our Named Executives, including the process for allocating amounts of salary and bonus in proportion to other elements of total compensation, see the section entitled “Process for Establishing Compensation” in the Compensation Discussion and Analysis.
     Stock Options Granted to the Named Executives. Each of the Named Executives was granted an option to purchase shares of Common Stock under our 2005 Stock Incentive Plan during fiscal 2007. The number of shares covered by the options granted to each Named Executive and the exercise price for the options is set forth in the table entitled “Grants of Plan Based Awards.” An expanded discussion of the terms of the options granted to the Named Executives and our process for granting them equity-based compensation is set forth in the section entitled “Equity-Based Compensation” in the Compensation Discussion and Analysis. The Company’s 2005 Stock Incentive Plan and the prior option plans of the Company all have change of control provisions discussed in the section entitled “Long-Term Incentive Compensation Plan Change of Control Provisions” in the Compensation Discussion and Analysis.
CERTAIN TRANSACTIONS AND DIRECTOR INDEPENDENCE
     For information concerning agreements between the Company and each of Robert E. Ritchey, Craig E. Holmes, James A. Milton, Francis G. Sherlock and Kenneth A. Goldberg see “Agreements with Executive Officers.”
     The Board of Directors has determined that Saj-nicole A. Joni, Ph.D., Gerald F. Montry, Joseph J. Pietropaolo, Donald B. Reed, and Jack P. Reily are “independent directors” under Rule 4200(a)(15) of the NASD’s Listing Standards.
     Related Party Transaction Policy. The Board of Directors has adopted a written Related Party Transaction Policy (the “Policy”). The purpose of the Policy is to describe the procedures used to review, approve or ratify and disclose, if necessary, any transaction or series of transactions, that would require disclosure under Item 404(a) of Regulation S-K of the Securities and Exchange Commission, in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) we are or will be a participant and (iii) a related person has or will have a direct or indirect material interest. For purposes of the Policy, a related person is each member of the Board of Directors, each executive officer, any nominee for director, and any security holder known to us to own of record or beneficially 5% of our Common Stock, or any member of their immediate family.
     Once a related party transaction is presented, the Audit Committee or another independent committee of the Board must review the transaction for approval or ratification. In determining whether to approve or ratify a related party transaction, the Audit Committee or other independent committee, as applicable, will consider all relevant facts and circumstances, including the following factors:
•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance to the related person and to us,

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company and its shareholders; and

•	any other matters the Audit Committee deems appropriate.
     No director may participate in any discussion, approval or ratification of a transaction in which he or she is a related person, except that the director will provide all material information concerning the transaction to the Audit Committee or such other designated independent committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     The Company is not aware of any executive officer or director who failed to file on a timely basis a report required under Section 16(a) of the Securities Exchange Act of 1934 to disclose a transaction or holdings involving our securities. In making this representation, we are relying on written representations of its current and former executive officers and directors.
AUDITORS
     The Audit Committee appointed the firm of Ernst & Young LLP as independent auditors of the Company for the fiscal year ended February 28, 2007. Ratification or other action by our shareholders concerning the appointment of the independent auditors of the Company for fiscal 2007 is not required. The Audit Committee is still in the process of reviewing the appointment of independent auditors for fiscal 2008 and, therefore, has not yet made an appointment.
     During the fiscal year ended February 28, 2007, Ernst & Young LLP provided audit services to us including an examination of our financial statements and an examination of our internal control over financial reporting. Ernst & Young LLP has advised us that no material relationship exists between Ernst & Young LLP or any of its partners and the Company and that it is independent from the Company in all respects. The Audit Committee of the Board of Directors has considered the non-audit services provided to us by Ernst & Young LLP and believes such are compatible with maintaining such firm’s independence. Certain audit and audit-related services were not formally approved by the Audit Committee, due to inadvertence, until such services had been performed in whole or in part. Ernst & Young LLP determined that such audit and audit-related services were performed with the knowledge of the Audit Committee and, therefore, there was no effect on their independence related to such services.
     Representatives of Ernst & Young LLP are expected to attend the 2007 annual meeting. These representatives will have the opportunity to make a statement at the meeting if they desire to do so and will also be available to respond to appropriate questions.
FEES OF AUDITOR
     The fees billed by Ernst & Young LLP for professional services rendered to the Company and its subsidiaries for the fiscal years ended February 28, 2006 and February 28, 2007 were as follows:

	2006		2007
Audit Fees (a)	$1,048,749	85.7%	$1,274,914	91.8%
Audit-Related Fees (b)	57,449	4.7%	60,361	4.3%
Tax Fees (c)	118,161	9.6%	54,106	3.9%
All Other Fees	0	0.0%	0	0.0%
Total	$1,224,359	100.0%	$1,389,381	100.0%

(a)	Fees for audit services billed for fiscal years 2006 and 2007 consisted of the audits of the Company’s annual consolidated financial statements (including audits of the Company’s internal control over financial reporting), reviews of its quarterly consolidated financial statements, consents and other services related to Securities and Exchange Commission matters, and statutory audits of certain foreign subsidiaries.

b)	Fees for audit-related services in fiscal 2006 consisted primarily of services related to the Company’s purchase of Edify Corporation and to the production of documents in connection with certain legal matters. Fees for audit-related services in fiscal 2007 consisted primarily of services related to previously disclosed pending litigation and compliance matters.

(c)	Tax fees billed in fiscal years 2006 and 2007 included fees for tax compliance services performed for the Company, including compliance services related to various foreign subsidiaries and certain personnel on expatriate assignments, and tax advice regarding doing business in certain foreign countries, and in fiscal 2006 the Company’s transfer pricing policies.
     All services provided by Ernst & Young LLP during fiscal year ended February 28, 2007 were approved by the Audit Committee.

SHAREHOLDER PROPOSALS AND OTHER MATTERS
     If a shareholder intends to present a proposal for action at the Company’s 2008 annual meeting and wishes to have such proposal considered for inclusion in the Company’s proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Company by February 11, 2008. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholder proposals.
     In addition, if a shareholder submits a proposal outside of Rule 14a-8 for the 2007 annual meeting, then the Company’s proxy may confer discretionary authority on the persons being appointed as proxies on behalf of management to vote on the proposal. Proposals and nominations should be addressed to the Corporate Secretary of the Company at 17811 Waterview Parkway, Dallas, Texas 75252.
     The cost of solicitation of proxies will be borne by the Company. Solicitation may be made by mail, personal interview, telephone and/or telegraph by officers and regular employees of the Company, who will receive no additional compensation for such solicitations. To aid in the solicitation of proxies, the Company is employing the firm of Georgeson Shareholder Services, a proxy solicitation firm in New York, New York, to solicit proxies from brokers, banks, nominees, institutional holders and individual holders for use at the meeting at a fee of approximately $100,000 to $160,000, plus out-of-pocket expenses. The Company will bear the reasonable expenses incurred by banks, brokerage firms and custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners.
     For a discussion of the Company’s financial condition, changes in financial condition and results of operations, see Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2007 Annual Report on Form 10-K, which Item is incorporated herein by reference and made a part of this proxy statement. For a discussion of quantitative and qualitative disclosures about market risk, see Item 7A “Quantitative and Qualitative Disclosures About Market Risk” in the 2007 Annual Report on Form 10-K, which Item is incorporated herein by reference and made a part of this proxy statement. For the financial statements and supplementary financial information for the Company, see Item 8 “Financial Statements and Supplementary Data” in the 2007 Annual Report on Form 10-K, which Item is incorporated herein by reference and made a part of this proxy statement. For a discussion of any changes in or disagreements with the accountants on accounting and financial disclosure, see Item 9 “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” in the 2007 Annual Report on Form 10-K, which Item is incorporated herein by reference and made a part of this proxy statement. The Company will provide, by first class mail or other equally prompt means, a copy of the information that is incorporated by reference in the proxy statement, without charge, to each person to whom a proxy statement is delivered upon written or oral request within one day of receipt of such request. Requests for such information may be directed to Intervoice, Inc., Attention: Corporate Secretary, 17811 Waterview Parkway, Dallas, Texas 75252, telephone (972) 454-8000.
INTERVOICE, INC.
Robert E. Ritchey
President
and Chief Executive Officer
Dallas, Texas
                               , 2007

APPENDIX A
INTERVOICE, INC.
2007 STOCK INCENTIVE PLAN
ARTICLE I. ESTABLISHMENT AND PURPOSE
     Section 1.1 Establishment. Intervoice, Inc. (“Intervoice”) hereby establishes the Intervoice, Inc. 2007 Stock Incentive Plan, as set forth in this document, as an amendment and restatement of the Intervoice, Inc. 2005 Stock Incentive Plan. The Intervoice, Inc. 2005 Stock Incentive Plan was established effective July 13, 2005, as an amendment and restatement of the Intervoice, Inc. 1998 Stock Option Plan, the Intervoice-Brite, Inc. 1999 Stock Option Plan and the Intervoice, Inc. 2003 Stock Option Plan. Awards granted pursuant to the Intervoice, Inc. 2005 Stock Incentive Plan, the Intervoice, Inc. 1998 Stock Option Plan, the Intervoice-Brite, Inc. 1999 Stock Option Plan or the Intervoice, Inc. 2003 Stock Option Plan shall continue to be governed by the terms of such plan as in effect at the time of the award and the related award agreement.
     Section 1.2 Purpose. The purposes of the Plan are to attract and retain highly qualified individuals to perform services for Intervoice and to align the interests of those individuals with those of the stockholders of Intervoice. Intervoice is committed to creating long-term stockholder value. Intervoice’s compensation philosophy is based on a belief that Intervoice can best create stockholder value if employees, directors and certain others providing services to Intervoice and its Affiliates act and are rewarded as business owners. Intervoice believes that an equity stake through equity compensation programs effectively aligns service provider and stockholder interests by motivating and rewarding long-term performance that will enhance stockholder value.
     Section 1.3 Effectiveness and Term. The Plan shall become effective on July 11, 2007, provided it is approved by the stockholders of Intervoice in a manner that complies with applicable law within 12 months after such date; provided, however, that no Awards shall be made under this Plan unless and until it is approved by the stockholders of Intervoice within such 12-month period. Unless terminated earlier by the Board, this Plan shall terminate on July 11, 2012.
ARTICLE II. DEFINITIONS
     Section 2.1 “Affiliate” means (a) with respect to Incentive Stock Options, a “parent corporation” or a “subsidiary corporation” of Intervoice, as those terms are defined in sections 424(e) and (f) of the Code, respectively, and (b) with respect to other Awards, any corporation or other type of entity in a chain of corporations or other entities, starting with Intervoice, in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain; provided, however, that with respect to the grant of an Option, SAR or other stock right, “Affiliate” does not include corporations or other entities in the chain below the corporation or other entity for which the Participant was providing services on the date of grant of the Option, SAR or other stock right. For purposes of this Section, “controlling interest” means (A) in the case of a corporation, ownership of stock possessing at least 50% of total combined voting power of all classes of stock entitled to vote of such corporation or at least 50% of the total value of shares of all classes of stock of such corporation; (B) in the case of a partnership, ownership of at least 50% of the profits interest or capital interest of such partnership; (C) in the case of a sole proprietorship, ownership of the sole proprietorship; or (D) in the case of a trust or estate, ownership of an actuarial interest (as defined in Treasury Regulation Section 1.414(c)-2(b)(2)(ii)) of at least 50% of such trust or estate.
     Section 2.2 “Award” means an award granted to a Participant in the form of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Awards, Stock Awards or Other Incentive Awards, whether granted singly or in combination.
     Section 2.3 “Award Agreement” means a written agreement between Intervoice and a Participant that sets forth the terms, conditions, restrictions and limitations applicable to an Award.
     Section 2.4 “Board” means the Board of Directors of Intervoice.
     Section 2.5 “Cash Dividend Right” means a contingent right, granted in tandem with a specific Restricted Stock Unit Award, to receive an amount in cash equal to the cash distributions made by Intervoice with respect to a share of Common Stock during the period such Award is outstanding.

     Section 2.6 “Cause” means a finding by the Committee of acts or omissions constituting willful misconduct or gross negligence in the course of the Participant’s employment or service with the Company.
     Section 2.7 “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations.
     Section 2.8 “Committee” means the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board to administer the Plan, which committee shall consist of two or more members of the Board, each of whom is an Outside Director; provided, however, that with respect to the application of the Plan to Awards made to Outside Directors, “Committee” means the Board. To the extent that no Committee exists that has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 or Section 162(m) of the Code, such noncompliance with such requirements shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.
     Section 2.9 “Common Stock” means the common stock of Intervoice, no par value per share, or any stock or other securities of Intervoice hereafter issued or issuable in substitution or exchange for the Common Stock.
     Section 2.10 “Company” means Intervoice and any Affiliate.
     Section 2.11 “Competitor” means any person or entity that carries on business activities in competition with the activities of Intervoice or any affiliate of Intervoice, including but not limited to, (a) Avaya, Nortel, Comverse Technology, Huawei, Aspect, Alcatel/Lucent, Cisco Systems, Syntellect, TuVox, Viecore, Nuance, BBN, and Vocalocity, or, if those corporate names are not formally correct, the businesses commonly referred to by those names; and (b) the successors to, assigns of, and Affiliates of the persons or entities described in (a).
     Section 2.12 “Corporate Change” means (a) the dissolution or liquidation of Intervoice; (b) a reorganization, merger, or consolidation of Intervoice with one or more corporations (other than a merger or consolidation effecting a reincorporation of Intervoice in another state or any other merger or consolidation in which the shareholders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the shareholders of Intervoice and their proportionate interests therein immediately prior to the merger or consolidation) (collectively, a “Corporate Change Merger”); (c) the sale of all or substantially all of the assets of Intervoice; or (d) the occurrence of a Change in Control. A “Change in Control” shall be deemed to have occurred if (a) individuals who were directors of Intervoice immediately prior to a Control Transaction shall cease, within 18 months of such Control Transaction, to constitute a majority of the Board of Directors of Intervoice (or of the Board of Directors of any successor to Intervoice or to a company which has acquired all or substantially all its assets) other than by reason of an increase in the size of the membership of the applicable Board that is approved by at least a majority of the individuals who were directors of Intervoice immediately prior to such Control Transaction or (b) any entity, person, or Group acquires shares of Intervoice in a transaction or series of transactions that result in such entity, person, or Group directly or indirectly owning beneficially 50% or more of the outstanding shares of Common Stock. As used herein, “Control Transaction” means (a) any tender offer for or acquisition of capital stock of Intervoice pursuant to which any person, entity, or Group directly or indirectly acquires beneficial ownership of 20% or more of the outstanding shares of Common Stock; (b) any Corporate Change Merger of Intervoice; (c) any contested election of directors of Intervoice; or (d) any combination of the foregoing, any one of which results in a change in voting power sufficient to elect a majority of the Board of Directors of Intervoice. As used herein, “Group” means persons who act “in concert” as described in Sections 13(d)(3) and/or 14(d)(2) of the Exchange Act.
     Section 2.13 “Disability” means a Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company, (c) is determined to be disabled in accordance with a disability insurance program that includes a definition of disability that complies with clause (a) or (b) of this Section, or (d) is determined to be totally disabled by the Social Security Administration.
     Section 2.14 “Dividend Unit Right” means a contingent right, granted in tandem with a specific Restricted Stock Unit Award, to have an additional number of Restricted Stock Units credited to a Participant in respect of the Award equal to the number of shares of Common Stock that could be purchased at Fair Market Value with the amount of each cash distribution made by Intervoice with respect to a share of Common Stock during the period such Award is outstanding.
     Section 2.15 “Effective Date” means the date this Plan becomes effective as provided in Section 1.3.
     Section 2.16 “Employee” means an employee of the Company; provided, however, that the term “Employee” does not include an Outside Director or an individual performing services for the Company who is treated for tax purposes as an independent contractor at the time of performance of the services.
     Section 2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     Section 2.18 “Fair Market Value” means (a) if the Common Stock is listed on any established stock exchange or a national market system, including without limitation Nasdaq Global Select Market, Nasdaq Global Market and Nasdaq Capital Market, the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the date of the determination (or if there was no quoted price for such date, then for the last preceding business day on which there was a quoted price), as reported in The Wall Street Journal or such other source as the Committee deems reliable, (b) if the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the mean between the high bid and low asked prices for the Common stock for the date of the determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable, or (c) if the Common Stock is not reported or quoted by any such organization, (i) with respect to Incentive Stock Options, the fair market value of the Common Stock as determined in good faith by the Committee within the meaning of Section 422 of the Code, or (ii) with respect to other Awards, fair market value of the Common Stock as determined in good faith by the Committee using a “reasonable application of a reasonable valuation method” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder.
     Section 2.19 “FAS 123R” means Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” as promulgated by the Financial Accounting Standards Board.
     Section 2.20 “Fiscal Year” means the 12-month-period beginning each March 1 and ending on the last day of the following February.
     Section 2.21 “Good Reason” means (a) any demotion of the Participant as evidenced by a material reduction in the Participant’s responsibilities, duties, compensation or benefits as in effect immediately prior to the Corporate Change, or (b) if the Company or its successor does not provide full relocation benefits to the Participant, any permanent relocation of the Participant’s place of business to a location 50 miles or more from the location prior to the Corporate Change.
     Section 2.22 “Grant Date” means the date an Award is determined to be effective by the Committee upon the grant of such Award.
     Section 2.23 “Harmful Activity” means directly or indirectly (a) disparaging Intervoice or its affiliates, any products, services, or operations of Intervoice or its Affiliates, or any of the former, current, or future officers, directors, or employees of Intervoice or its affiliates; (b) soliciting, inducing, persuading, or enticing, or endeavoring to solicit, induce, persuade, or entice, any person who is then employed by or otherwise engaged to perform services for Intervoice or its affiliates to leave that employment or cease performing those services; (c) soliciting, inducing, persuading, or enticing, or endeavoring to solicit, induce, persuade, or entice, any person who is then a customer, supplier, or vendor of Intervoice or any of its affiliates to cease being a customer, supplier, or vendor of Intervoice or any of its affiliates or to divert all or any part of such person’s or entity’s business from Intervoice or any of its affiliates; or (d) associating as an employee, officer, director, agent, partner, stockholder, owner, member, representative, or consultant, with any Competitor of Intervoice or any of its affiliates.
     Section 2.24 “Incentive Stock Option” means an Option that is intended to meet the requirements of section 422(b) of the Code.
     Section 2.25 “Intervoice” means Intervoice, Inc., a Texas corporation, or any successor thereto.
     Section 2.26 “NASDAQ” means The NASDAQ Stock Market, Inc.
     Section 2.27 “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

     Section 2.28 “Option” means an option to purchase shares of Common Stock granted to a Participant pursuant to Article VII. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option, as determined by the Committee.
     Section 2.29 “Other Incentive Award” means an incentive award granted to a Participant pursuant to Article XII.
     Section 2.30 “Outside Director” means a member of the Board who: (a) meets the independence requirements of NASDAQ, or if NASDAQ shall cease to be the principal exchange or quotation system upon which the shares of Common Stock are listed or quoted, then such exchange or quotation system as Intervoice elects to list or quote its shares of Common Stock and that the Committee designates as Intervoice’s principal exchange or quotation system, (b) qualifies as an “outside director” under Section 162(m) of the Code, (c) qualifies as a “non-employee director” of Intervoice under Rule 16b-3, and (d) satisfies independence criteria under any other applicable laws or regulations relating to the issuance of shares of Common Stock to Employees.
     Section 2.31 “Participant” means an Employee, Outside Director, or other individual or entity who performs services for the Company that has been granted an Award; provided, however, that no Award that may be settled in Common Stock may be issued to a Participant that is not a natural person.
     Section 2.32 “Performance Award” means an Award granted to a Participant pursuant to Article XI to receive cash or Common Stock conditioned in whole or in part upon the satisfaction of specified performance criteria.
     Section 2.33 “Permitted Transferee” shall have the meaning given such term in Section 15.4.
     Section 2.34 “Plan” means the Intervoice, Inc. 2007 Stock Incentive Plan, as in effect from time to time.
     Section 2.35 “Prior Plan” means the Intervoice, Inc. 2005 Stock Incentive Plan, which was established effective July 13, 2005, as an amendment and restatement of the Intervoice, Inc. 1998 Stock Option Plan, the Intervoice-Brite, Inc. 1999 Stock Option Plan and the Intervoice, Inc. 2003 Stock Option Plan.
     Section 2.36 “Purchased Restricted Stock” shall have the meaning given such term in Section 9.2.
     Section 2.37 “Restricted Period” means the period established by the Committee with respect to an Award of Restricted Stock or Restricted Stock Units during which the Award remains subject to forfeiture.
     Section 2.38 “Restricted Stock” means a share of Common Stock granted to a Participant pursuant to Article IX that is subject to such terms, conditions, and restrictions as may be determined by the Committee.
     Section 2.39 “Restricted Stock Unit” means a fictional share of Common Stock granted to a Participant pursuant to Article X that is subject to such terms, conditions, and restrictions as may be determined by the Committee.
     Section 2.40 “Retirement” means (i) with respect to an Employee, voluntary termination of employment after attaining age 55 and completing five years of continuous employment with the Company and (ii) with respect to an Outside Director, ceasing to be an Outside Director pursuant to an election by Intervoice’s shareholders or by voluntary resignation after attaining age 55 and completing five years of continuous service with the Company.
     Section 2.41 “Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor rule or regulation that may be in effect from time to time.
     Section 2.42 “Stock Appreciation Right” or “SAR” means a right granted to a Participant pursuant to Article VIII with respect to a share of Common Stock to receive upon exercise cash, Common Stock or a combination of cash and Common Stock, equal to the appreciation in value of a share of Common Stock.
ARTICLE III. PLAN ADMINISTRATION
     Section 3.1 Plan Administrator and Discretionary Authority. The Plan shall be administered by the Committee. The Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms. The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to: (a) interpret the Plan and the Award Agreements executed hereunder; (b) decide all questions concerning eligibility for, and the amount of, Awards granted under the Plan; (c) construe any ambiguous provision of the Plan or any Award Agreement; (d) prescribe the form of Award Agreements; (e) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement; (f) issue administrative guidelines as an aid to administering the Plan and make changes in such guidelines as the Committee from time to time deems proper; (g) make regulations for carrying out the Plan and make changes in such regulations as the Committee from time to time deems proper; (h) determine whether Awards should be granted singly or in combination; (i) to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions and limitations; (j) accelerate the exercise, vesting or payment of an Award when such action or actions would be in the best interests of the Company; (k) require Participants to hold a stated number or percentage of shares of Common Stock acquired pursuant to an Award for a stated period; and (l) take any and all other actions the Committee deems necessary or advisable for the proper operation or administration of the Plan. The Committee shall have authority in its sole discretion with respect to all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan, including without limitation its construction of the terms of the Plan and its determination of eligibility for participation in, and the terms of Awards granted under, the Plan. The decisions of the Committee and its actions with respect to the Plan shall be final, conclusive and binding on all persons having or claiming to have any right or interest in or under the Plan, including without limitation Participants and their respective Permitted Transferees, estates, beneficiaries and legal representatives. In the case of an Award intended to be eligible for the performance-based compensation exemption under section 162(m) of the Code, the Committee shall exercise its discretion consistent with qualifying the Award for such exemption. The Committee may delegate the authority to grant Awards under the Plan to a subcommittee of the Committee comprised of two or more Outside Directors.
     Section 3.2 Liability; Indemnification. No member of the Committee, nor any person to whom it has delegated authority, shall be personally liable for any action, interpretation or determination made in good faith with respect to the Plan or Awards granted hereunder, and each member of the Committee (or delegatee of the Committee) shall be fully indemnified and protected by Intervoice with respect to any liability he may incur with respect to any such action, interpretation or determination, to the maximum extent permitted by applicable law.
ARTICLE IV. SHARES SUBJECT TO THE PLAN
Section 4.1 Available Shares.
     (a) Subject to adjustment as provided in Sections 4.2 and 4.3, the maximum number of shares of Common Stock that shall be available for grant of Awards under the Plan shall be (i) 1,000,000 shares of Common Stock, plus (ii) all shares of Common Stock that, as of the Effective Date, remain available for grant of awards under the Prior Plan, plus (iii) shares of Common Stock subject to outstanding awards under the Prior Plan on the Effective Date that later cease to be subject to such awards for any reason other than such awards having been exercised. If an Award granted under this Plan expires, is forfeited or becomes unexercisable for any reason without having been exercised in full, the undelivered shares of Common Stock which were subject to the Award shall, unless the Plan shall have been terminated, become available for future Awards under the Plan.
     (b) The maximum number of shares of Common Stock that may be subject to all Awards granted under the Plan to any one Participant (i) during the Fiscal Year in which the Participant is first hired by the Company is 500,000 shares and (ii) during each subsequent Fiscal Year is 300,000 shares. The maximum number of shares of Common Stock that may be subject to Nonqualified Stock Options and SARs granted under the Plan to any one Participant during a Fiscal Year is 500,000. The maximum number of shares of Common Stock that may be granted as Incentive Stock Options is 1,000,000. The limitations provided in this Section 4.1(b) shall be subject to adjustment as provided in Section 4.2.
     (c) Shares of Common Stock issued pursuant to the Plan may be original issue or treasury shares or a combination of the foregoing, as the Committee, in its sole discretion, shall from time to time determine. Intervoice, during the term of this Plan, will at all times reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan.
     (d) Notwithstanding any provision of this Plan to the contrary, the Board or the Committee shall have the right to substitute or assume awards in connection with mergers, reorganizations, separations or other transactions to which Section 424(a) of the Code applies, provided such substitutions or assumptions are permitted by Section 424 of the Code and the regulations promulgated thereunder.
Section 4.2 Adjustments for Recapitalizations and Reorganizations.
     (a) The shares with respect to which Awards may be granted under the Plan are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration or satisfaction of an Award theretofore granted, Intervoice shall effect a split, subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock in the form of Common Stock without receipt of consideration by Intervoice, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and, if applicable, the exercise price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and, if applicable, the exercise price per share shall be proportionately increased.
     (b) If Intervoice recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of an Award theretofore granted the Participant shall be entitled to receive (or to purchase, if applicable) under such Award, in lieu of the number of shares of Common Stock then covered by such Award, the number and class of shares of stock or other securities to which the Participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Participant had been the holder of record of the number of shares of Common Stock then covered by such Award.
     (c) In the event of changes in the outstanding Common Stock by reason of a reorganization, merger, consolidation, combination, separation (including a spin-off or other distribution of stock or property), exchange, or other relevant change in capitalization occurring after the date of grant of any Award and not otherwise provided for by this Section 4.2, any outstanding Awards and any Award Agreements evidencing such Awards shall be subject to (i) adjustment by the Committee in its sole discretion as to the number, price and kind of shares or other consideration subject to, and other terms of, such Awards to reflect such changes in the outstanding Common Stock, or (ii) in the case of a Corporate Change, if approved by the Committee in its sole discretion, replacement with a comparable Award pursuant to Article XIII.
     (d) In the event of any changes in the outstanding Common Stock provided for in this Section 4.2, the aggregate number of shares available for grant of Awards under the Plan may be equitably adjusted by the Committee, whose determination shall be conclusive.
     Section 4.3 Adjustments for Awards. The Committee shall have sole discretion to determine the manner in which shares of Common Stock available for grant of Awards under the Plan are counted. Without limiting the discretion of the Committee under this Section, unless otherwise determined by the Committee, the following rules shall apply for the purpose of determining the number of shares of Common Stock available for grant of Awards under the Plan:
     (a) Options, Restricted Stock and Stock Awards. The grant of Options, Restricted Stock and Stock Awards shall reduce the number of shares of Common Stock available for grant of Awards under the Plan by the number of shares of Common Stock subject to such an Award.
     (b) SARs. The grant of SARs that may be paid or settled (i) only in Common Stock or (ii) in either cash or Common Stock shall reduce the number of shares available for grant of Awards under the Plan by the number of shares subject to such an Award; provided, however, that upon the exercise of SARs, the excess of the number of shares of Common Stock with respect to which the Award is exercised over the number of shares of Common Stock issued upon exercise of the Award shall again be available for grant of Awards under the Plan. The grant of SARs that may be paid or settled only for cash shall not affect the number of shares available for grant of Awards under the Plan.
     (c) Restricted Stock Units. The grant of Restricted Stock Units (including those credited to a Participant in respect of a Dividend Unit Right) that may be paid or settled (i) only in Common Stock or (ii) in either cash or Common Stock shall reduce the number of shares available for grant of Awards under the Plan by the number of shares subject to such an Award; provided, however, that upon settlement of the Award, the excess, if any, of the number of shares of Common Stock that had been subject to such Award over the number of shares of Common Stock issued upon its settlement shall again be available for grant of Awards under the Plan. The grant of Restricted Stock Units that may be paid or settled only for cash shall not affect the number of shares available for grant of Awards under the Plan.
     (d) Performance Awards and Other Incentive Awards. The grant of a Performance Award or Other Incentive Award in the form of Common Stock or that may be paid or settled (i) only in Common Stock or (ii) in either Common Stock or cash shall reduce the number of shares available for grant of Awards under the Plan by the number of shares subject to such an Award; provided, however, that upon settlement of the Award, the excess, if any, of the number of shares of Common Stock that had been subject to such Award over the number of shares of Common Stock issued upon its settlement shall again be available for grant of Awards under the Plan. The grant of a Performance Award or Other Incentive Award that may be paid or settled only for cash shall not affect the number of shares available for grant of Awards under the Plan.
     (e) Cancellation, Forfeiture and Termination. If any Award referred to in subsection (a), (b), (c), or (d) of this Section (other than an Award that may be paid or settled only for cash) is canceled or forfeited, or terminates, expires or lapses, for any reason, the shares then subject to such Award shall again be available for grant of Awards under the Plan.
     (f) Payment of Exercise Price and Withholding Taxes. If shares of Common Stock are used to pay the exercise price of an Award, the number of shares available for grant of Awards under the Plan shall be increased by the number of shares delivered as payment of such exercise price. If shares of Common Stock are used to pay withholding taxes payable upon exercise, vesting or payment of an Award, or shares of Common Stock that would be acquired upon exercise, vesting or payment of an Award are withheld to pay withholding taxes payable upon exercise, vesting or payment of such Award, the number of shares available for grant of Awards under the Plan shall be increased by the number of shares delivered or withheld as payment of such withholding taxes.
ARTICLE V. ELIGIBILITY
     The Committee shall select Participants from those Employees, Outside Directors and other individuals or entities providing services to the Company that, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company. Once a Participant has been selected for an Award by the Committee, the Committee shall determine the type and size of Award to be granted to the Participant and shall establish in the related Award Agreement the terms, conditions, restrictions and limitations applicable to the Award, in addition to those set forth in the Plan and the administrative guidelines and regulations, if any, established by the Committee.
ARTICLE VI. FORM OF AWARDS
     Section 6.1 Form of Awards. Awards may be granted under the Plan, in the Committee’s sole discretion, in the form of Options pursuant to Article VII, SARs pursuant to Article VIII, Restricted Stock pursuant to Article IX, Restricted Stock Units pursuant to Article X, Performance Awards pursuant to Article XI, and Stock Awards and Other Incentive Awards pursuant to Article XII, or a combination thereof. All Awards shall be subject to the terms, conditions, restrictions and limitations of the Plan. The Committee may, in its sole discretion, subject any Award to such other terms, conditions, restrictions and/or limitations (including without limitation the time and conditions of exercise, vesting or payment of an Award and restrictions on transferability of any shares of Common Stock issued or delivered pursuant to an Award), provided they are not inconsistent with the terms of the Plan. The Committee may, but is not required to, subject an Award to such conditions as it determines are necessary or appropriate to ensure that an Award constitutes “qualified performance based compensation” within the meaning of section 162(m) of the Code and the regulations thereunder. Awards under a particular Article of the Plan need not be uniform, and Awards under more than one Article of the Plan may be combined in a single Award Agreement. Any combination of Awards may be granted at one time and on more than one occasion to the same Participant. Subject to compliance with applicable tax law, an Award Agreement may provide that a Participant may elect to defer receipt of income attributable to the exercise or vesting of an Award.
     Section 6.2 No Repricing. Except for adjustments made pursuant to Section 4.2, no Award may be repriced, replaced, regranted through cancellation or modified without stockholder approval, if the effect would be to reduce the exercise price for the shares underlying such Award; and, the Committee may not cancel an outstanding Option that is under water for the purpose of granting a replacement Award of a different type.

     Section 6.3 No Reload Rights. Options shall not contain any provision entitling the Participant to an automatic grant of additional Options in connection with any exercise of the original Option.
     Section 6.4 Substitution of SARs for Options. Any provision of this Plan to the contrary notwithstanding, if Intervoice is required to or elects to record as an expense in its consolidated statements of earnings the cost of Options pursuant to FAS 123R or a similar accounting requirement, the Committee shall have the sole discretion to substitute, without receiving Participants’ consent, SARs settled only in stock for outstanding Options; provided, however, that the terms of the substituted SARs are the same as the terms of the Options, the number of shares underlying the SARs equals the number of shares underlying the Options and the difference between the Fair Market Value of the underlying shares and the grant price of the SARs is equivalent to the difference between the Fair Market Value of the underlying shares and the exercise price of the Options.
ARTICLE VII. OPTIONS
     Section 7.1 General. Awards may be granted in the form of Options that may be Incentive Stock Options or Nonqualified Stock Options, or a combination of both; provided, however, that Incentive Stock Options may be granted only to Employees.
     Section 7.2 Terms and Conditions of Options. An Option shall be exercisable in whole or in such installments and at such times as may be determined by the Committee. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee, but such exercise price shall not be less than 100% of the Fair Market Value per share of Common Stock on the Grant Date unless the Option is granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became Employees as a result of a merger, consolidation, acquisition, or other corporate transaction involving the Company, provided that such assumption or substitution either complies with the requirements of Section 409A of the Code or is consistent with maintaining the exempt status of the Award from the application of that section. Except as otherwise provided in Section 7.3, the term of each Option shall be as specified by the Committee; provided, however, that no Options shall be exercisable later than seven years after the Grant Date. Options may be granted with respect to Restricted Stock or shares of Common Stock that are not Restricted Stock, as determined by the Committee in its sole discretion.
     Section 7.3 Restrictions Relating to Incentive Stock Options.
     (a) Options granted in the form of Incentive Stock Options shall, in addition to being subject to the terms and conditions of Section 7.2, comply with section 422(b) of the Code. To the extent the aggregate Fair Market Value (determined as of the times the respective Incentive Stock Options are granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of Intervoice and its Affiliates exceeds $100,000, such excess Incentive Stock Options shall be treated as options that do not constitute Incentive Stock Options. The Committee shall determine, in accordance with the applicable provisions of the Code, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination. The price at which a share of Common Stock may be purchased upon exercise of an Incentive Stock Option shall be determined by the Committee, but such exercise price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date. No Incentive Stock Option shall be granted to an Employee under the Plan if, at the time such Option is granted, such Employee owns stock possessing more than 10% of the total combined voting power of all classes of stock of Intervoice or an Affiliate, within the meaning of section 422(b)(6) of the Code, unless (i) on the Grant Date of such Option, the exercise price of such Option is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the Grant Date of the Option.
     (b) Each Participant awarded an Incentive Stock Option shall notify Intervoice in writing immediately after the date he or she makes a disqualifying disposition of any shares of Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including any sale) of such Common Stock before the later of (i) two years after the Grant Date of the Incentive Stock Option or (ii) one year after the date of exercise of the Incentive Stock Option.

     Section 7.4 Exercise of Options.
     (a) Subject to the terms and conditions of the Plan, Options shall be exercised by the delivery of a written notice of exercise to Intervoice, setting forth the number of whole shares of Common Stock with respect to which the Option is to be exercised, accompanied by full payment for such shares.
     (b) Upon exercise of an Option, the exercise price of the Option shall be payable to Intervoice in full either: (i) in cash or an equivalent acceptable to the Committee, (ii) in the sole discretion of the Committee and in accordance with any applicable administrative guidelines established by the Committee, (A) by tendering one or more previously acquired nonforfeitable, unrestricted shares of Common Stock having an aggregate Fair Market Value at the time of exercise equal to the total exercise price or (B) by surrendering a sufficient portion of the shares with respect to which the Option is exercised having an aggregate Fair Market Value at the time of exercise equal to the total exercise price, or (iii) in a combination of the forms specified in (i) or (ii) of this subsection; provided, however, that payment of the exercise price by means of tendering or surrendering shares of Common Stock shall not be permitted when the same may, in the reasonable opinion of the Committee, cause Intervoice to record a loss or expense as a result thereof.
     (c) During such time as the Common Stock is registered under Section 12 of the Exchange Act, to the extent permissible under applicable law, payment of the exercise price of an Option may also be made, in the absolute discretion of the Committee, by delivery to Intervoice or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares with respect to which the Option is exercised and deliver the sale or margin loan proceeds directly to Intervoice to pay the exercise price and any required withholding taxes.
     (d) As soon as reasonably practicable after receipt of written notification of exercise of an Option and full payment of the exercise price and any required withholding taxes, Intervoice shall (i) deliver to the Participant, in the Participant’s name or the name of the Participant’s designee, a stock certificate or certificates in an appropriate aggregate amount based upon the number of shares of Common Stock purchased under the Option, or (ii) cause to be issued in the Participant’s name or the name of the Participant’s designee, in book-entry form, an appropriate number of shares of Common Stock based upon the number of shares purchased under the Option.
     Section 7.5 Termination of Employment or Service. Each Award Agreement embodying the Award of an Option shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or service with the Company. Such provisions shall be determined by the Committee in its absolute discretion, need not be uniform among all Options granted under the Plan and may reflect distinctions based on the reasons for termination of employment or service. In the event a Participant’s Award Agreement embodying the award of an Option does not set forth such termination provisions, the following termination provisions shall apply with respect to such Award:
     (a) Termination Other Than for Retirement, Disability, Death or Cause. If the employment or service of a Participant shall terminate for any reason other than Retirement, Disability, death or Cause, each outstanding Option held by the Participant may be exercised, to the extent then vested, until the earlier of (i) the expiration of 12 months from the date of such termination of employment or service or (ii) the expiration of the term of such Option.
     (b) Termination by Reason of Retirement, Disability or Death. If the employment or service of a Participant shall terminate by reason of Retirement, Disability or death, each outstanding Option held by the Participant may be exercised, to the extent then vested, until the earlier of (i) the expiration of 18 months from the date of such termination of employment or service or (ii) the expiration of the term of such Option; provided, however, that with respect to a Participant who terminates employment or service by reason of Retirement and engages in a Harmful Activity either before or after Retirement, as determined by the Committee in its sole discretion, the 18-month period described in subsection (b)(i) shall be reduced to ten days from the date Intervoice gives notice of the Harmful Activity to the Participant.
     (c) Termination for Cause. Notwithstanding subsections (a) and (b) above, if the employment or service of a Participant shall terminate for Cause, each outstanding Option held by the Participant may be exercised, to the extent then vested, until the earlier of (i) the expiration of 30 days from the date of such termination of employment or service or (ii) the expiration of the terms of such Option.
Notwithstanding the foregoing, an Option will not be treated as an Incentive Stock Option unless at all times beginning on the Grant Date and ending on the day three months (one year in the case of a Participant who is “disabled” within the meaning of Section 22(e)(3) of the Code) before the date of exercise of the Option, the

Participant is an employee of Intervoice or an Affiliate (or a corporation or a parent or subsidiary corporation of such corporation issuing or assuming an option in a transaction to which Section 424(a) of the Code applies).
ARTICLE VIII. STOCK APPRECIATION RIGHTS
     Section 8.1 General. The Committee may grant Awards in the form of SARs in such numbers and at such times as it shall determine. SARs shall vest and be exercisable in whole or in such installments and at such times as may be determined by the Committee. The price at which SARs may be exercised shall be determined by the Committee but shall not be less than 100% of the Fair Market Value per share of Common Stock on the Grant Date unless the SARs are granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became Employees as a result of a merger, consolidation, acquisition, or other corporate transaction involving the Company, provided that such assumption or substitution either complies with the requirements of Section 409A of the Code or is consistent with maintaining the exempt status of the Award from the application of that section. The term of each SAR shall be as specified by the Committee; provided, however, that no SARs shall be exercisable later than seven years after the Grant Date. At the time of an Award of SARs, the Committee may, in its sole discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the SARs, including without limitation rules pertaining to the termination of employment or service (by reason of death, permanent and total disability, or otherwise) of a Participant prior to exercise of the SARs, as it determines are necessary or appropriate, provided they are not inconsistent with the Plan.
     Section 8.2 Exercise of SARs. SARs shall be exercised by the delivery of a written notice of exercise to Intervoice, setting forth the number of whole shares of Common Stock with respect to which the Award is being exercised. Upon the exercise of SARs, the Participant shall be entitled to receive an amount equal to the excess of the aggregate Fair Market Value of the shares of Common Stock with respect to which the Award is exercised (determined as of the date of such exercise) over the aggregate exercise price of such shares. Such amount shall be payable to the Participant in cash or in shares of Common Stock, as provided in the Award Agreement.
ARTICLE IX. RESTRICTED STOCK
     Section 9.1 General. Awards may be granted in the form of Restricted Stock in such numbers and at such times as the Committee shall determine. The Committee shall impose such terms, conditions and restrictions on Restricted Stock as it may deem advisable, including without limitation providing for vesting upon the achievement of specified performance goals pursuant to a Performance Award and restrictions under applicable Federal or state securities laws. A Participant shall not be required to make any payment for Restricted Stock unless required by the Committee pursuant to Section 9.2.
     Section 9.2 Purchased Restricted Stock. The Committee may in its sole discretion require a Participant to pay a stipulated purchase price for each share of Restricted Stock (“Purchased Restricted Stock”).
     Section 9.3 Restricted Period. At the time an Award of Restricted Stock is granted, the Committee shall establish a Restricted Period applicable to such Restricted Stock. Each Award of Restricted Stock may have a different Restricted Period in the sole discretion of the Committee.
     Section 9.4 Other Terms and Conditions. Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes. Restricted Stock awarded to a Participant under the Plan shall be registered in the name of the Participant or, at the option of Intervoice, in the name of a nominee of Intervoice, and shall be issued in book-entry form or represented by a stock certificate. Subject to the terms and conditions of the Award Agreement, a Participant to whom Restricted Stock has been awarded shall have the right to receive dividends thereon during the Restricted Period, to vote the Restricted Stock and to enjoy all other stockholder rights with respect thereto, except that (a) Intervoice shall retain custody of any certificates evidencing the Restricted Stock during the Restricted Period, and (b) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock during the Restricted Period. A breach of the terms and conditions established by the Committee pursuant to the Award of the Restricted Stock may result in a forfeiture of the Restricted Stock. At the time of an Award of Restricted Stock, the Committee may, in its sole discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the Restricted Stock, including without limitation rules pertaining to the termination of employment or service (by reason of death, permanent and total disability, retirement or otherwise) of a Participant prior to expiration of the Restricted Period.
     Section 9.5 Miscellaneous. Nothing in this Article shall prohibit the exchange of shares of Restricted Stock pursuant to a plan of merger or reorganization for stock or other securities of Intervoice or another corporation that is a party to the reorganization, provided that the stock or securities so received in exchange for shares of

Restricted Stock shall, except as provided in Article XIII, become subject to the restrictions applicable to such Restricted Stock. Any shares of Common Stock received as a result of a stock split or stock dividend with respect to shares of Restricted Stock shall also become subject to the restrictions applicable to such Restricted Stock.
ARTICLE X. RESTRICTED STOCK UNITS
     Section 10.1 General. Awards may be granted in the form of Restricted Stock Units in such numbers and at such times as the Committee shall determine. The Committee shall impose such terms, conditions and restrictions on Restricted Stock Units as it may deem advisable, including without limitation prescribing the period over which and the conditions upon which a Restricted Stock Unit may become vested or be forfeited, and providing for vesting upon the achievement of specified performance goals pursuant to a Performance Award. Upon the lapse of restrictions with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as provided in the Award Agreement. A Participant shall not be required to make any payment for Restricted Stock Units.
     Section 10.2 Restricted Period. At the time an Award of Restricted Stock Units is granted, the Committee shall establish a Restricted Period applicable to such Restricted Stock Units. Each Award of Restricted Stock Units may have a different Restricted Period in the sole discretion of the Committee.
     Section 10.3 Cash Dividend Rights and Dividend Unit Rights. To the extent provided by the Committee in its sole discretion, a grant of Restricted Stock Units may include a tandem Cash Dividend Right or Dividend Unit Right grant. A grant of Cash Dividend Rights may provide that such Cash Dividend Rights shall be paid directly to the Participant at the time of payment of related dividend, be credited to a bookkeeping account subject to the same vesting and payment provisions as the tandem Award (with or without interest in the sole discretion of the Committee), or be subject to such other provisions or restrictions as determined by the Committee in its sole discretion. A grant of Dividend Unit Rights may provide that such Dividend Unit Rights shall be subject to the same vesting and payment provisions as the tandem Award or be subject to such other provisions and restrictions as determined by the Committee in its sole discretion.
     Section 10.4 Other Terms and Conditions. At the time of an Award of Restricted Stock Units, the Committee may, in its sole discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the Restricted Stock Units, including without limitation rules pertaining to the termination of employment or service (by reason of death, permanent and total disability, retirement or otherwise) of a Participant prior to expiration of the Restricted Period.
ARTICLE XI. PERFORMANCE AWARDS
     Section 11.1 General. Awards may be granted in the form of Performance Awards that may be payable in the form of cash, shares of Common Stock, or a combination of both, in such amounts and at such times as the Committee shall determine. Performance Awards shall be conditioned upon the level of achievement of one or more stated performance goals over a specified performance period that shall not be shorter than one year. Performance Awards may be combined with other Awards to impose performance criteria as part of the terms of such other Awards.
     Section 11.2 Terms and Conditions. Each Award Agreement embodying a Performance Award shall set forth (a) the amount, including a target and maximum amount if applicable, a Participant may earn in the form of cash or shares of Common Stock or a formula for determining such amount, (b) the performance criteria and level of achievement versus such criteria that shall determine the amount payable or number of shares of Common Stock to be granted, issued, retained and/or vested, (c) the performance period over which performance is to be measured, (d) the timing of any payments to be made, (e) restrictions on the transferability of the Award, and (f) such other terms and conditions as the Committee may determine that are not inconsistent with the Plan.
     Section 11.3 Code Section 162(m) Requirements. The Committee shall determine in its sole discretion whether all or any portion of a Performance Award shall be intended to satisfy the requirements for “performance-based compensation” under section 162(m) of the Code (the “162(m) Requirements”). The performance criteria for any Performance Award that is intended to satisfy the 162(m) Requirements shall be established in writing by the Committee based on one or more performance goals as set forth in Section 11.4 not later than 90 days after commencement of the performance period with respect to such Award, provided that the outcome of the performance in respect of the goals remains substantially uncertain as of such time. The maximum amount that may be paid in cash pursuant to Performance Awards granted to a Participant with respect to a Fiscal

Year that are intended to satisfy the 162(m) Requirements is $2,000,000; provided, however, that such maximum amount with respect to a Performance Award that provides for a performance period longer than one Fiscal Year shall be the foregoing limit multiplied by the number of full Fiscal Years in the performance period. At the time of the grant of a Performance Award and to the extent permitted under Code section 162(m) and regulations thereunder for a Performance Award intended to satisfy the 162(m) Requirements, the Committee may provide for the manner in which the performance goals will be measured in light of specified corporate transactions, extraordinary events, accounting changes and other similar occurrences.
     Section 11.4 Performance Goals. The performance measure(s) to be used for purposes of Performance Awards may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit of the Company in which the Participant is employed or with respect to which the Participant performs services, and may consist of one or more or any combination of the following criteria: (a) earnings or earnings per share (whether on a pre-tax, after-tax, operational or other basis), (b) return on equity, (c) return on assets or net assets, (d) return on capital or invested capital and other related financial measures, (e) cash flow, (f) revenues, (g) income or operating income, (h) expenses or expense levels, (i) one or more operating ratios, (j) stock price, (k) total shareholder return, (l) market share, (m) operating profit, (n) profit margin, (o) cash flow, (p) capital expenditures, (q) net borrowing, debt leverage levels, credit quality or debt ratings, (r) the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions, (s) net asset value per share, (t) economic value added and (u) individual business objectives. The performance goals based on these performance measures may be made relative to the performance of other business entities.
     Section 11.5 Certification and Negative Discretion. Prior to the payment of any compensation pursuant to a Performance Award that is intended to satisfy the 162(m) Requirements, the Committee shall certify the extent to which the performance goals and other material terms of the Award have been achieved or satisfied. The Committee in its sole discretion shall have the authority to reduce, but not to increase, the amount payable and the number of shares to be granted, issued, retained or vested pursuant to a Performance Award.
ARTICLE XII. OTHER INCENTIVE AWARDS
     Section 12.1 Stock Awards. Stock Awards may be granted to Participants upon such terms and conditions as the Committee may determine. Shares of Common Stock issued pursuant to Stock Awards may be issued for cash consideration or for no cash consideration. The Committee shall determine the number of shares of Common Stock to be issued pursuant to a Stock Award.
     Section 12.2 Other Incentive Awards. Other Incentive Awards may be granted in such amounts, upon such terms and at such times as the Committee shall determine. Other Incentive Awards may be granted based upon, payable in or otherwise related to, in whole or in part, shares of Common Stock if the Committee, in its sole discretion, determines that such Other Incentive Awards are consistent with the purposes of the Plan. Each grant of an Other Incentive Award shall be evidenced by an Award Agreement that shall specify the amount of the Other Incentive Award and the terms, conditions, restrictions and limitations applicable to such Award. Payment of Other Incentive Awards shall be made at such times and in such form, which may be cash, shares of Common Stock or other property (or a combination thereof), as established by the Committee, subject to the terms of the Plan.
ARTICLE XIII. CORPORATE CHANGE
     Section 13.1 Vesting of Awards. Except as provided otherwise below in this Article or in an Award Agreement at the time an Award is granted, notwithstanding anything to the contrary in this Plan, if a Participant’s employment or service with the Company is involuntarily terminated other than for Cause or if a Participant voluntarily terminates employment or service for Good Reason, in either case within the period beginning 90 days prior to and ending one year following a Corporate Change of Intervoice, any time periods, conditions or contingencies relating to the exercise or realization of, or lapse of restrictions under, any Award shall be automatically accelerated or waived so that:
     (a) if no exercise of the Award is required, the Award may be realized in full at the time of the occurrence of the Participant’s termination of employment or service; or
     (b) if exercise of the Award is required, the Award may be exercised in full commencing on the date of the Participant’s termination of employment or service.

     Notwithstanding the foregoing, with respect to any Award that consists of deferred compensation within the meaning of Section 409A of the Code, delivery of payment with respect to such Award to a Participant who is a “specified employee” (as defined in Code Section 409A and the regulations thereunder) as of the date of his or her “separation from service” (as defined in Code Section 409A and the regulations thereunder) shall be delayed for a period of six months after the Participant’s separation from service (or, if earlier than the end of the six-month period, the date of death of the Participant). In the event all outstanding Awards are replaced in connection with a Corporate Change by comparable types of awards of at least substantially equivalent value, as determined by the Committee in its sole discretion, such replacement awards shall provide for automatic acceleration or waiver as provided above in the event of a Participant’s involuntary termination of employment or service with the Company other than for Cause or voluntary termination of employment or service for Good Reason, as applicable.
     Section 13.2 Cancellation of Awards. Notwithstanding the foregoing, on or prior to the date of a Corporate Change, the Committee may take any of the following actions with respect to any or all outstanding Awards, without the consent of any Participant: (a) the Committee may require that Participants surrender their outstanding Options and SARs in exchange for payment by the Company, in cash, Common Stock, the securities of another company, or a combination thereof, as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Common Stock subject to the Participant’s unexercised Options and SARs exceeds the exercise price or grant price, and (b) with respect to Participants holding Restricted Stock, Restricted Stock Units, Performance Awards or Other Incentive Awards, and related Cash Dividend Rights and Dividend Unit Rights (if applicable), the Committee may determine that such Participants shall receive payment in settlement of such Awards (and dividend rights), in an amount equivalent to the value of such Awards (and dividend rights) at the time of such settlement. Such surrender or settlement shall take place as of the date of the Corporate Change or such other date as the Committee may specify. Notwithstanding the foregoing, with respect to any Award that consists of deferred compensation within the meaning of Section 409A of the Code, in the event of a Corporate Change that does not satisfy the requirements for a change in the ownership or effective control of Intervoice or a change in the ownership of a substantial portion of the assets of Intervoice within the meaning of Section 409A of the Code and Treasury guidance and regulations thereunder, then delivery of payment with respect to such Award as provided herein shall be made upon the earliest of the Participant’s (i) “separation from service” (within the meaning of Code Section 409A and the regulations thereunder), (ii) the Disability, (iii) death or (iv) a Corporate Change that does satisfy the requirements for a change in the ownership or effective control of Intervoice or a change in the ownership of a substantial portion of the assets of Intervoice within the meaning of Section 409A of the Code and Treasury guidance and regulations thereunder; provided, however, that delivery of payment upon separation from service to a Participant who is a “specified employee” (as defined in Code Section 409A and the regulations thereunder) as of the date of his or her separation from service shall be delayed for a period of six months after the Participant’s separation from service (or, if earlier than the end of the six-month period, the date of death of the Participant).
ARTICLE XIV. AMENDMENT AND TERMINATION
     Section 14.1 Plan Amendment and Termination. The Board may at any time suspend, terminate, amend or modify the Plan, in whole or in part; provided, however, that no amendment or modification of the Plan shall become effective without the approval of such amendment or modification by the holders of at least a majority of the shares of Common Stock if (a) such amendment or modification increases the maximum number of shares subject to the Plan (except as provided in Article IV) or changes the designation or class of persons eligible to receive Awards under the Plan, or (b) counsel for Intervoice determines that such approval is otherwise required by or necessary to comply with applicable law or the listing requirements of NASDAQ or such other exchange or association on which the Common Stock is then listed or quoted. An amendment to the Plan shall not require stockholder approval if it is made to conform the Plan to statutory or regulatory requirements, such as, without limitation, changes to Section 409A of the Code, or regulations issued thereunder. Upon termination of the Plan, the terms and provisions of the Plan shall, notwithstanding such termination, continue to apply to Awards granted prior to such termination. Except as otherwise provided herein, no suspension, termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the consent of the Participant (or the Permitted Transferee) holding such Award.
     Section 14.2 Award Amendment and Cancellation. The Committee may amend the terms of any outstanding Award granted pursuant to the Plan, but except as otherwise provided herein, no such amendment shall adversely affect in any material way the Participant’s (or a Permitted Transferee’s) rights under an outstanding Award without the consent of the Participant (or the Permitted Transferee) holding such Award.
     Section 14.3 Performance-Based Compensation. In the case of an outstanding Award intended to be eligible for the performance-based compensation exemption under section 162(m) of the Code, the Committee shall not, without the approval of the holders of at least a majority of the shares of Common Stock, amend the Plan or the Award in a manner that would adversely affect the Award’s continued eligibility for the performance-based compensation exemption under section 162(m) of the Code.
ARTICLE XV. MISCELLANEOUS
     Section 15.1 Award Agreements. After the Committee grants an Award under the Plan to a Participant, Intervoice and the Participant shall enter into an Award Agreement setting forth the terms, conditions, restrictions and limitations applicable to the Award and such other matters as the Committee may determine to be appropriate. The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to the Participant in connection with any Award; provided, however, that any permitted deferrals shall be structured to meet the requirements of Section 409A of the Code and regulations thereunder. The terms and provisions of the respective Award Agreements need not be identical. All Award Agreements shall be subject to the provisions of the Plan, and in the event of any conflict between an Award Agreement and the Plan, the terms of the Plan shall govern. All Awards under the Plan are intended to be structured in a manner that will either comply with or be exempt from Section 409A of the Code.
Section 15.2 Listing; Suspension.
     (a) As long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of any shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. Intervoice shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.
     (b) If at any time counsel to Intervoice or its Affiliates shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on Intervoice or its Affiliates under the laws of any applicable jurisdiction, Intervoice or its Affiliates shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise, with respect to shares of Common Stock or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on Intervoice or its Affiliates.
     (c) Upon termination of any period of suspension under this Section, any Award affected by such suspension that shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares that would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award unless otherwise determined by the Committee in its sole discretion.
     Section 15.3 Additional Conditions. Notwithstanding anything in the Plan to the contrary: (a) the Committee may, if it shall determine it necessary or desirable in its sole discretion, at the time of grant of any Award or the issuance of any shares of Common Stock pursuant to any Award, require the recipient of the Award or such shares of Common Stock, as a condition to the receipt thereof, to deliver to Intervoice a written representation of present intention to acquire the Award or such shares of Common Stock for his own account for investment and not for distribution, (b) the certificate for shares of Common Stock issued to a Participant may include any legend that the Committee deems appropriate to reflect any restrictions on transfer, and (c) all certificates for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or association upon which the Common Stock is then listed or quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.
Section 15.4 Transferability.
     (a) All Awards granted to a Participant shall be exercisable during his lifetime only by such Participant, or if applicable, a Permitted Transferee as provided in subsection (c) of this Section; provided, however, that in the event of a Participant’s legal incapacity, an Award may be exercised by his guardian or legal representative. When a Participant dies, the personal representative, beneficiary, or other person entitled to succeed to the rights of the Participant may acquire the rights under an Award. Any such successor must furnish proof satisfactory to Intervoice of the successor’s entitlement to receive the rights under an Award under the Participant’s will or under the applicable laws of descent and distribution.
     (b) Except as otherwise provided in this Section, no Award shall be subject to execution, attachment or similar process, and no Award may be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of, other than by will or pursuant to the applicable laws of descent and distribution. Any attempted sale, transfer, pledge, exchange, hypothecation or other disposition of an Award not specifically permitted by the Plan or the Award Agreement shall be null and void and without effect.
     (c) If provided in the Award Agreement, Nonqualified Stock Options may be transferred by a Participant to a Permitted Transferee. For purposes of the Plan, “Permitted Transferee” means (i) a member of a Participant’s immediate family, (ii) any person sharing the Participant’s household (other than a tenant or employee of the Participant), (iii) trusts in which a person listed in (i) or (ii) above has more than 50% of the beneficial interest, (iv) a foundation in which the Participant or a person listed in (i) or (ii) above controls the management of assets, (v) any other entity in which the Participant or a person listed in (i) or (ii) above owns more than 50% of the voting interests, provided that in the case of the preceding clauses (i) through (v), no consideration is provided for the transfer, and (vi) any transferee permitted under applicable securities and tax laws as determined by counsel to Intervoice. In determining whether a person is a “Permitted Transferee,” immediate family members shall include a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships.
     (d) Incident to a Participant’s divorce, the Participant may request that Intervoice agree to observe the terms of a domestic relations order which may or may not be part of a qualified domestic relations order (as defined in Code Section 414(p)) with respect to all or a part of one or more Awards made to the Participant under the Plan to the Participant’s alternate payee. Intervoice’s decision regarding such a request shall be made by the Committee, in its sole and absolute discretion, based upon the best interests of Intervoice. The Committee’s decision need not be uniform among Participants. As a condition of participation, a Participant agrees to hold Intervoice harmless from any claim that may arise out of Intervoice’s observance of the terms of any such domestic relations order.
     Section 15.5 Withholding Taxes. The Company shall be entitled to deduct from any payment made under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment, may require the Participant to pay to the Company such withholding taxes prior to and as a condition of the making of any payment or the issuance or delivery of any shares of Common Stock under the Plan, and shall be entitled to deduct from any other compensation payable to the Participant any withholding obligations with respect to Awards. In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from or with respect to an Award by (a) withholding shares of Common Stock from any payment of Common Stock due as a result of such Award, or (b) permitting the Participant to deliver to the Company previously acquired shares of Common Stock, in each case having an aggregate Fair Market Value equal to the amount of such required withholding taxes. No payment shall be made and no shares of Common Stock shall be issued pursuant to any Award unless and until the applicable tax withholding obligations have been satisfied.
     Section 15.6 No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award granted hereunder, provided that the Committee in its sole discretion may round fractional shares down to the nearest whole share or settle fractional shares in cash.
     Section 15.7 Notices. All notices required or permitted to be given or made under the Plan or pursuant to any Award Agreement (unless provided otherwise in such Award Agreement) shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified United States mail, postage prepaid, return receipt requested, (c) sent by prepaid overnight courier service, or (d) sent by telecopy or facsimile transmission, with confirmation receipt, to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith. Such notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) if sent by telecopy or facsimile transmission, when the answer back is received. Intervoice or a Participant may change, at any time and from time to time, by written notice to the other, the address that it or such Participant had theretofore specified for receiving notices. Until such address is changed in accordance herewith, notices hereunder or under an Award Agreement shall be delivered or sent (A) to a Participant at his address as set forth in the records of the Company or (B) to Intervoice at the principal executive offices of Intervoice clearly marked “Attention: General Counsel.”

Section 15.8 Compliance with Law and Stock Exchange or Association Requirements. In addition, it is the intent of Intervoice that Options designated as Incentive Stock Options comply with the applicable provisions of Section 422 of the Code, and that Awards intended to constitute “qualified performance-based awards” comply with the applicable provisions of Section 162(m) of the Code, and that any deferral of the receipt of the payment of cash or the delivery of shares of Common Stock that the Committee may permit or require, and any Award granted that is subject to Section 409A of the Code, comply with the requirements of Section 409A of the Code and regulations thereunder. To the extent that any legal requirement of Section 16 of the Exchange Act or Sections 422, 162(m) or 409A of the Code (or related regulations) as set forth in the Plan ceases to be required under Section 16 of the Exchange Act or Sections 422, 162(m) or 409A of the Code, as applicable, that Plan provision shall cease to apply. Any provision of this Plan to the contrary notwithstanding, the Committee may revoke any Award if it is contrary to law, governmental regulation, or stock exchange or association requirements or modify an Award to bring it into compliance with any government regulation or stock exchange or association requirements. The Committee may agree to limit its authority under this Section.
     Section 15.9 Binding Effect. The obligations of Intervoice under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of Intervoice, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of Intervoice. The terms and conditions of the Plan shall be binding upon each Participant and his Permitted Transferees, heirs, legatees, distributees and legal representatives.
     Section 15.10 Severability. If any provision of the Plan or any Award Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or such agreement, as the case may be, but such provision shall be fully severable and the Plan or such agreement, as the case may be, shall be construed and enforced as if the illegal or invalid provision had never been included herein or therein.
     Section 15.11 No Restriction of Corporate Action. Nothing contained in the Plan shall be construed to prevent Intervoice or any Affiliate from taking any corporate action (including any corporate action to suspend, terminate, amend or modify the Plan) that is deemed by Intervoice or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Awards made or to be made under the Plan. No Participant or other person shall have any claim against Intervoice or any Affiliate as a result of such action.
     Section 15.12 Governing Law. The Plan shall be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas except as superseded by applicable federal law.
     Section 15.13 No Right, Title or Interest in Company Assets. No Participant shall have any rights as a stockholder of Intervoice as a result of participation in the Plan until the date of issuance of Common Stock in his name and, in the case of Restricted Stock, unless and until such rights are granted to the Participant pursuant to the Plan. To the extent any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Company, and such person shall not have any rights in or against any specific assets of the Company. All Awards shall be unfunded.
     Section 15.14 Risk of Participation. Nothing contained in the Plan shall be construed either as a guarantee by Intervoice or its Affiliates, or their respective stockholders, directors, officers or employees, of the value of any assets of the Plan or as an agreement by Intervoice or its Affiliates, or their respective stockholders, directors, officers or employees, to indemnify anyone for any losses, damages, costs or expenses resulting from participation in the Plan.
     Section 15.15 No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including without limitation Intervoice and its Affiliates and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including without limitation federal, state and local income, estate and gift tax treatment, will be applicable with respect to any Awards or payments thereunder made to or for the benefit of a Participant under the Plan or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.
     Section 15.16 Continued Employment or Service. Nothing contained in the Plan or in any Award Agreement shall confer upon any Participant the right to continue in the employ or service of the Company, or interfere in any way with the rights of the Company to terminate a Participant’s employment or service at any time, with or without cause. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of Intervoice or an Affiliate to the Participant.
     Section 15.17 Miscellaneous. Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction of the Plan or any provisions hereof. The use of the masculine gender shall also include within its meaning the feminine. Wherever the context of the Plan dictates, the use of the singular shall also include within its meaning the plural, and vice versa.
     IN WITNESS WHEREOF, this 2007 Stock Incentive Plan has been executed as of the Effective Date.

INTERVOICE, INC.
By:
Name:
Title:

“PRELIMINARY COPY — SUBJECT TO COMPLETION” TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE Intervoice Inc. This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints Robert E. Ritchey, and Craig E. Holmes, and either of them, proxies with power of substitution in each, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock, no par value per share (“Common Stock”), of INTERVOICE, INC. (the “Company”), standing in the name of the undersigned at the close of business on May 30, 2007, at the annual meeting of shareholders to be held on July , 2007, in Dallas, Texas, and at any P adjournment thereof and especially to vote on the items of business specified herein, as more fully described in the notice of the meeting dated , 2007, and the proxy statement accompanying R the same, the receipt of which is hereby acknowledged. This proxy when duly executed will be voted in the manner directed herein by the undersigned O shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR NAMED HEREIN. X The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such Y Common Stock and hereby ratifies and confirms all action that said proxies, their substitutes, or any of them, might lawfully take in accordance with the terms hereof. Please mark, sign and date this Proxy Card on the reverse side and return it promptly using the enclosed reply envelope or submit your proxy by Internet or telephone. (Continued and to be voted on reverse side.)

INTERVOICE, INC. OFFERS SHAREHOLDERS OF RECORD THREE WAYS TO VOTE YOUR PROXY Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week. TELEPHONE VOTING INTERNET VOTING VOTING BY MAIL This method is available for Visit the Internet website at Simply complete, sign and residents of the U.S. and Canada. http://proxy.georgeson.com. date your Proxy Card and On a touch tone telephone, call Enter the COMPANY NUMBER return it in the postage-paid TOLL FREE 1-877-450-9556. You and CONTROL NUMBER shown envelope. If you are delivering will be asked to enter ONLY below and follow the instructions your proxy by telephone or the the CONTROL NUMBER shown on your screen. Available until Internet, please do not mail below. Have your proxy card 5:00 p.m. Eastern Time on July , your Proxy Card. ready, then follow the pre- 2007. recorded instructions. Available until 5:00 p.m. Eastern Time on July , 2007. COMPANY NUMBER CONTROL NUMBER ? TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE ? X Please mark votes as in this example. Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. FOR AGAINST ABSTAIN 1. Election of directors: 01 — Saj-nicole A. Joni, Ph.D. 05 — Donald B. Reed 2. Proposal to Approve the 02 — Gerald F. Montry 06 — Jack P. Reily Company’s 2007 Stock Incentive 03 — Joseph J. Pietropaolo 07 — Robert E. Ritchey Plan. 04 — George C. Platt FOR all nominees, WITHHOLD 3. To transact such other business as listed above AUTHORITY to vote may properly come before the (except as for all nominees specified below). listed above. meeting or any adjournment thereof. INSTRUCTIONS: TO WITHHOLD AUTHORITY FOR ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE SPACE PROVIDED: Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below. Date , 2007 Signature of Stockholder(s) Signature of Stockholder(s) NOTE: This proxy should be signed exactly as name appears hereon. Joint owners should both sign. If signed as attorney, executor, guardian, or in some other representative capacity, or as an officer of a corporation, please indicate full title or capacity. Please complete, date and return it in the enclosed envelope, which requires no postage if mailed in the United States.